     As filed with the Securities and Exchange Commission on May 22, 1996



                                                     Registration No. 333-02653



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                       __________________________________
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                         ______________________________

                          NORTHROP GRUMMAN CORPORATION
             (Exact name of Registrant as specified in its charter)


        DELAWARE                            3721                      95-1055798
State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)    Classification Code Number)    Identification Number)

                             1840 CENTURY PARK EAST
                         LOS ANGELES, CALIFORNIA  90067
                                 (310) 553-6262

     (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)

            JAMES C. JOHNSON, CORPORATE VICE PRESIDENT AND SECRETARY
                          NORTHROP GRUMMAN CORPORATION
                             1840 CENTURY PARK EAST
                          LOS ANGELES, CALIFORNIA 90067
                                 (310) 553-6262
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                       __________________________________
                                   copies to:

                              John D. Hussey, Esq.
                     Sheppard, Mullin, Richter & Hampton LLP
                        333 South Hope Street, 48th Floor
                       Los Angeles, California  90071-1448
                                 (213) 620-1780
                       __________________________________

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                       __________________________________



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              CROSS-REFERENCE SHEET

                             LOCATION IN PROSPECTUS
                           OF INFORMATION REQUIRED BY
                                ITEMS IN FORM S-4


Item No.    Caption                                                      Location In Prospectus
- --------    -------                                                      ----------------------
Item 1      Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus . . . . . . . . . . . . . .   Facing Page of Registration Statement;
                                                                         Cross-Reference Sheet; Outside Front
                                                                         and Inside Front Cover Page of Prospectus

Item 2      Inside Front and Outside Back Cover Pages of Prospectus. .   Inside Front and Outside Back Cover
                                                                         Pages of Prospectus

Item 3      Risk Factors, Ratio of Earnings to Fixed Charges, and
            Other Information. . . . . . . . . . . . . . . . . . . . .   Summary; The Company

Item 4      Terms of the Transaction . . . . . . . . . . . . . . . . .   The Exchange Offer; Description of
                                                                         New Securities; Certain Federal Tax
                                                                         Considerations

Item 5      Pro Forma Financial Information. . . . . . . . . . . . . .   Summary Historical and Pro Forma Financial
                                                                         Data; Unaudited Pro Forma Condensed Combined
                                                                         Financial Data

Item 6      Material Contacts With the Company Being Acquired. . . . .   Not Applicable

Item 7      Additional Information Required for Reoffering by Persons
            and Parties Deemed to be Underwriters. . . . . . . . . . .   Plan of Distribution

Item 8      Interests of Named Experts and Counsel . . . . . . . . . .   Not Applicable

Item 9      Disclosure of Commission Position on Indemnification for
            Securities Act Liabilities . . . . . . . . . . . . . . . .   Not Applicable

Item 10     Information with Respect to S-3 Registrants. . . . . . . .   Incorporation of Certain Documents
                                                                         by Reference; Summary; Capitalization;
                                                                         Selected Consolidated Financial Data;
                                                                         Unaudited Pro Forma Condensed Combined
                                                                         Financial Data; The Company; Description
                                                                         of New Securities; Description of Other
                                                                         Senior Debt

Item 11     Incorporation of Certain Information by Reference. . . . .   Incorporation of Certain Documents
                                                                         by Reference

Item 12     Information With Respect to S-2 or S-3 Registrants . . . .   Not Applicable

Item 13     Incorporation of Certain Information by Reference. . . . .   Not Applicable

Item 14     Information With Respect to Registrants Other than S-3 or
            S-2 Registrants. . . . . . . . . . . . . . . . . . . . . .   Not Applicable

Item 15     Information With Respect to S-3 Companies. . . . . . . . .   Not Applicable

Item 16     Information With Respect to S-2 or S-3 Companies . . . . .   Not Applicable

Item 17     Information With Respect to Companies Other than S-2 or
            S-3 Companies. . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

Item 18     Information if Proxies, Consents or Authorizations Are to
            be Solicited . . . . . . . . . . . . . . . . . . . . . . .   Not Applicable

Item 19     Information if Proxies, Consents or Authorizations are Not
            to be Solicited, or in an Exchange Offer . . . . . . . . .   Incorporation of Certain Documents
                                                                         by Reference; Summary; The Exchange
                                                                         Offer; Description of New Securities;
                                                                         Certain Federal Tax Considerations

                   Subject to Completion, Dated May __, 1996


                          NORTHROP GRUMMAN CORPORATION

                        Offer to Exchange All Outstanding

                                7% Notes Due 2006
                   ($400,000,000 principal amount outstanding)
                              For 7% Notes Due 2006

                           7 3/4% Debentures Due 2016
                   ($300,000,000 principal amount outstanding)
                         For 7 3/4% Debentures Due 2016

                           7 7/8% Debentures Due 2026
                   ($300,000,000 principal amount outstanding)
                         For 7 7/8% Debentures Due 2026

     The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on ____________, 1996, unless extended.

     Northrop Grumman Corporation (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange $1,000 in principal amount of its (i) 7% Notes Due 2006 (the "New Notes") for each $1,000 in principal amount of its outstanding 7% Notes Due 2006 (the "Old Notes"), (ii) 7 3/4% Debentures Due 2016 (the "New 2016 Debentures") for each $1,000 in principal amount of its outstanding 7 3/4% Debentures Due 2016 (the "Old 2016 Debentures"), and (iii) 7 7/8% Debentures Due 2026 (the "New 2026 Debentures") for each $1,000 in principal amount of its outstanding 7 7/8% Debentures Due 2026 (the "Old 2026 Debentures") (the Old Notes, the Old 2016 Debentures and the Old 2026 Debentures are collectively referred to herein as the "Old Securities"; the New Notes, the New 2016 Debentures and the New 2026 Debentures are collectively referred to herein as the "New Securities"; and the Old Securities and the New Securities are collectively referred to herein as the "Securities"). An aggregate principal amount of $400,000,000 of Old Notes is outstanding, an aggregate principal amount of $300,000,000 of Old 2016 Debentures is outstanding, and an aggregate principal amount of $300,000,000 of Old 2026 Debentures is outstanding. See "The Exchange Offer." For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Security as reflected on the records of The Chase Manhattan Bank (National Association), as registrar of the Old Securities (in such capacity, the "Registrar"), or any person whose Old Security is held of record by the depository of the Old Securities.

     The Company will accept for exchange any and all Old Securities that are validly tendered prior to 5:00 p.m., New York City time, on __________, 1996 (as such date may be extended, the "Expiration Date"). Tenders of Old Securities may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of the Old Securities being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement dated as of March 1, 1996 (the "Registration Rights Agreement") among the Company, CS First Boston Corporation, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (collectively, the "Initial Purchasers"). The Old Securities may be tendered only in multiples of $1,000. See "The Exchange Offer."________________________
                                                   (continued on following page)
                            _________________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            _________________________

               The date of this Prospectus is _____________, 1996

     The Old Securities were issued in a transaction (the "Debt Offering") pursuant to which the Company issued an aggregate of $1,000,000,000 principal amount of the Old Securities to the Initial Purchasers on March 1, 1996 (the "Closing Date") pursuant to a Purchase Agreement dated February 27, 1996 (the "Purchase Agreement") among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Old Securities in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").
The Company and the Initial Purchasers also entered into the Registration Rights Agreement pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Securities. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Securities. See "The Exchange Offer -- Purpose and Effect."

     The Old Securities were issued under the Indenture, dated as of October 15, 1994 (the "Indenture"), among the Company and The Chase Manhattan Bank
(National Association), as trustee (in such capacity, the "Trustee").  The
New Securities will be issued under the Indenture.  The New Notes, the New
2016 Debentures and the New 2026 Debentures shall constitute the same series of Securities (as defined in the Indenture) as the Old Notes, the Old 2016 Debentures and the Old 2026 Debentures, respectively, under the Indenture and, accordingly, will vote together, respectively, as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. The form and terms of the New Securities will be identical in all material respects to the form and terms of the Old Securities, except that (i) the New Securities have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Securities will not be entitled to Additional Interest (as defined) otherwise payable under the terms of the Registration Rights Agreement in respect of Old Securities held by such holders during any period in which a Registration Default (as defined) is continuing and (iii) holders of New Securities will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Securities will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery by the Company to the Registrar under the Indenture of New Securities in the same aggregate principal amount as the aggregate principal amount of Old Securities of the corresponding series that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "-- Book-Entry Procedures for Tendering Old Securities" and "Description of New Securities."

     The New Securities will bear interest from March 1, 1996. Eligible Holders of Old Securities whose Old Securities are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Securities accrued from March 1, 1996 to the date of the issuance of the New Securities. Interest on the New Securities is payable semiannually on March 1 and September 1 of each year, commencing September 1, 1996 (each, an "Interest Payment Date"), accruing from March 1, 1996 (i) with respect to the New Notes, at a rate of 7% per annum, (ii) with respect to the New 2016 Debentures, at a rate of 7 3/4% per annum, and (iii) with respect to the New 2026 Debentures, at a rate of 7 7/8% per annum, to each person in whose name such New Security shall have been registered at the close of business on the February 15 or August 15 (each, a "Regular Record Date") next preceding such Interest Payment Date. The New Notes will mature on March 1, 2006, the New 2016 Debentures will mature on March 1, 2016 and the New 2026 Debentures will mature on March 1, 2026. See "Description of New Securities."

     The New Securities will be unsecured and unsubordinated obligations of the Company and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of the Company. The New Securities will not be redeemable.

     Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties, the Company believes that New Securities issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Securities of the corresponding series may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than a broker-dealer who purchased Old Securities directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is not an affiliate of the Company, is acquiring the New Securities in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Securities. Eligible Holders wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met. Each broker-dealer that receives New Securities for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. "The Exchange Offer-Resales of the New Securities." This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Securities received in exchange for Old Securities where such Old Securities were acquired by such broker-dealer as a result of market-making or other trading activities.

     As of March 1, 1996, Cede & Co. ("Cede"), as nominee for The Depository Trust Company, New York, New York ("DTC"), was the sole registered holder of the Old Securities. The Company believes that none of DTC's participants is an affiliate (as such term is defined in Rule 405 of the Securities Act) of the Company. There has previously been only a limited secondary market, and no public market, for the Old Securities. In addition, the Initial Purchasers have advised the Company that they currently intend to make a market in the New Securities; however, the Initial Purchasers are not obligated to do so and any market making activities may be discontinued by any of the Initial Purchasers at any time. Therefore, there can be no assurance that an active market for the New Securities will develop. If such a trading market develops for the New Securities, future trading prices will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, the New Securities may trade at a discount from their face value.

     The Old Securities were issued originally in global form (the "Global Old Securities"). The Global Old Securities were deposited with, or on behalf of, DTC, as the initial depository with respect to the Old Securities (in such capacity, the "Depository"). The Global Old Securities are registered in the name of Cede, as nominee of DTC, and beneficial interests in the Global Old Securities are shown on, and transfers thereof are effected only through, records maintained by the Depository and its participants. The use of the Global Old Securities to represent certain of the Old Securities permits the Depository's participants, and anyone holding a beneficial interest in an Old Security registered in the name of such participant, to transfer interests in the Old Securities electronically in accordance with the Depository's established procedures without the need to transfer a physical certificate. The New Securities will also be issued initially as notes in global form (the "Global New Securities," and together with the Global Old Securities, the "Global Securities") and deposited with, or on behalf of, the Depository. After the initial issuance of the Global New Securities, New Securities in certificated form will be issued in exchange for a holder's proportionate interest in the Global New Securities only as set forth in the Indenture.

     The Company will not receive any proceeds from this Exchange Offer. Pursuant to the Registration Rights Agreement, the Company will bear certain registration expenses.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD SECURITIES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM JAMES C. JOHNSON, CORPORATE VICE PRESIDENT AND SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY [5 DAYS PRIOR TO EXPIRATION DATE], 1996.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

FORWARD LOOKING STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . .   5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .   5

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

CAPITALIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

SELECTED CONSOLIDATED FINANCIAL DATA . . . . . . . . . . . . . . . . . . . .  25

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA. . . . . . . . . . . .  27

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

DESCRIPTION OF NEW SECURITIES. . . . . . . . . . . . . . . . . . . . . . . .  36

DESCRIPTION OF OTHER SENIOR DEBT . . . . . . . . . . . . . . . . . . . . . .  42

CERTAIN FEDERAL TAX CONSIDERATIONS . . . . . . . . . . . . . . . . . . . . .  42

PLAN OF DISTRIBUTION . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

                           FORWARD LOOKING STATEMENTS

            THE FORWARD LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS, CONCERNING, AMONG OTHER THINGS, FUTURE RESULTS OF OPERATIONS, DELIVERIES, TRENDS, CASH FLOWS, MARKETS AND PROGRAMS ARE PROJECTIONS AND ARE NECESSARILY SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES. ACTUAL OUTCOMES ARE DEPENDENT UPON THE COMPANY'S SUCCESSFUL PERFORMANCE OF INTERNAL PLANS, GOVERNMENT CUSTOMERS' BUDGETARY RESTRAINTS, CUSTOMER CHANGES IN SHORT RANGE AND LONG RANGE PLANS, DOMESTIC AND INTERNATIONAL COMPETITION IN BOTH THE DEFENSE AND COMMERCIAL AREAS, PRODUCT PERFORMANCE, CONTINUED DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS, PERFORMANCE ISSUES WITH KEY SUPPLIERS AND SUBCONTRACTORS, GOVERNMENT IMPORT AND EXPORT POLICIES, TERMINATION OF GOVERNMENT CONTRACTS, POLITICAL PROCESSES, LEGAL, FINANCIAL AND GOVERNMENTAL RISKS RELATED TO INTERNATIONAL TRANSACTIONS AND GLOBAL NEEDS FOR MILITARY AND COMMERCIAL AIRCRAFT AND ELECTRONIC SYSTEMS AND SUPPORT, AS WELL AS OTHER ECONOMIC, POLITICAL AND TECHNOLOGICAL RISKS AND UNCERTAINTIES.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


       The Company hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission:

       (a)  An Annual Report on Form 10-K for the year ended December 31, 1995;

       (b)  A Current Report on Form 8-K dated March 18, 1996;


       (c) A Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; and



       (d) All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act") on or after the date of this Prospectus and prior to the termination of the offering made hereby.


       Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.




                              AVAILABLE INFORMATION

       The Company has filed a registration statement on Form S-4 (together with any amendments thereto, the "Registration Statement") with the Commission under the Securities Act with respect to the New Securities. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement and reference is made to the Registration Statement and the exhibits and schedules thereto for further information with respect to the Company and the New Securities offered hereby. This Prospectus contains summaries of the material terms and provisions of certain documents and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such summary is qualified in its entirety by such reference.

       The Company is subject to the reporting requirements of the Exchange Act, and in accordance therewith is required to file reports and other information with the Commission.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the transactions to which this

Prospectus relates shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents. See "Incorporation of Certain Documents by Reference." The Company will provide a copy of any and all of such documents (exclusive of exhibits unless such exhibits are specifically incorporated by reference therein) without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request to James C. Johnson, Corporate Vice President and Secretary, Northrop Grumman Corporation, 1840 Century Park East, Los Angeles, California 90067,
(310) 553-6262.

       The Registration Statement (including the exhibits and schedules thereto) and the periodic reports and other information filed by the Company with the Commission may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates.
The Common Stock of the Company is traded under the symbol "NOC" on the New York Stock Exchange. Proxy statements, reports and other information filed by the Company with the Commission and other information can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; and the Pacific Stock Exchange, Inc., 233 South Beaudry Avenue,
Los Angeles, California 90012, and 301 Pine Street, San Francisco, California 94104.

                                     SUMMARY

       The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial data (including financial statements, pro forma financial data and the notes thereto) included elsewhere in this Prospectus or incorporated herein by reference.

                                   THE COMPANY


       Northrop Grumman Corporation (the "Company") is an advanced technology aerospace and defense company operating primarily in two business segments: electronics and systems integration and military and commercial aircraft. Within the electronics and systems integration segment, the Company is engaged in the design, development and manufacture of a wide variety of complex electronic products such as airborne radar, surveillance and battle management systems, electronic countermeasures, precision weapons, antisubmarine warfare systems and air traffic control systems. Within the military and commercial aircraft segment, the Company is engaged in the design, development, manufacture and modification of military aircraft and commercial aerostructures. The Company is also engaged in the design, development and manufacture of information systems, marine propulsion and power generation systems and a variety of other products and services. Approximately three-fourths of the Company's revenues in 1996 are expected to be generated from the U.S. Department of Defense (the "DOD"), with the balance provided by contracts with commercial aerospace manufacturers, other U.S. government agencies and various foreign customers.


       The Company has a balance of programs in both the production and development phases. While production programs generally involve less risk and generate greater cash flow than development programs, development programs are essential for future growth opportunities. Based on its backlog and business mix, the Company believes that its cash flow from operations as compared to its investment requirements will result in significant cash flow available for debt reduction, dividends and other uses over the next several years.

       Many of the Company's programs are among the principal programs for the various branches of the U.S. military. The Company is the prime contractor on the B-2 Stealth Bomber, the only strategic bomber currently in production; the principal subcontractor on the F/A-18C/D Hornet, the U.S. Navy's primary strike/attack aircraft, as well as on the next generation F/A-18E/F Super Hornet; the prime contractor on the E-2C Hawkeye, the U.S. Navy's principal early warning, command and control aircraft; the prime contractor for the E-8 Joint STARS aircraft radar system, which will be the primary airborne ground surveillance and battle management system for the U.S. Air Force and Army; the prime contractor on the BAT "Brilliant" self-guided submunition under development for the U.S. Army; the supplier of the APG-68 Fire Control Radar used on the F-16, one of the most widely used fighter aircraft in the world; the supplier of the ARSR-4 Long Range Radar, a three-dimensional air traffic control radar system used by the U.S. Air Force and the U.S. Federal Aviation Administration; and the supplier of the AN/APY-1, 2 surveillance radar which provides real-time, all-altitude and beyond-the-horizon target detection, identification and tracking for the E-3 AWACS surveillance aircraft.

       The Company is also one of the world's leading manufacturers of commercial aerostructures and components. The Company manufactures major portions of the Boeing 747, 757 and 767 jetliners as well as significant subassemblies and components for other commercial aircraft, including the Boeing 777 jetliner.


                                    STRATEGY

       The Company intends to strengthen its position as a leader in the aerospace and defense industry by pursuing the following strategies:
(i) focusing on segments of defense markets that are growing and where the Company has premier technological capabilities, particularly in electronics and electronics systems integration; and (ii) leveraging its airframe design expertise and manufacturing strengths to remain a key competitor in military aircraft and commercial aerostructures. The Company has been pursuing these strategies since 1992 through both internal initiatives and acquisitions and, as a result, enjoys leading positions in those market segments in which it chooses to compete. The Company's primary objective in pursuit of these strategies is to maximize total return on investment.

       The Company is transforming itself from primarily an aircraft designer/manufacturer to an electronics and systems integration company with a leading airframe and aerostructures business. In early 1994, the Company significantly expanded its electronics business with the acquisition of Grumman Corporation ("Grumman"), a leading electronic systems integration company. In March of 1996, the Company acquired the Electronics Systems Group of Westinghouse Electric Corporation ("ESG"). ESG is a leading producer of sophisticated electronics for defense, government and commercial applications. As a result of these acquisitions, the Company expects that its electronics and systems integration revenues will approximate 50% of total revenues in 1996 and that this percentage will continue to increase in the future.

       This strategic transformation positions the Company to meet the growing needs of the DOD for more sophisticated electronics and integrated electronics systems. Since the end of the Cold War, the DOD has recognized the necessity of maintaining an effective fighting force with fewer defense dollars, thereby placing a premium on sophisticated systems that provide long-range surveillance, battle management and precision-strike capabilities. As military systems have become more complex, integration of the electronic functions of the various platforms, weapons and support systems has become increasingly important.
Budget constraints have also encouraged spending on program modifications, upgrades and extensions rather than on new development programs, further increasing demand for sophisticated electronics systems. As a technological leader in designing, manufacturing and integrating the sophisticated electronics systems that provide long-range surveillance, battle management and precision-strike capabilities, the Company believes that it is well positioned to serve the electronic systems market.

       The Company has also strengthened its military and commercial aircraft segment. In 1992, the Company acquired 49% of Vought Aircraft Company ("Vought"), a leading manufacturer of commercial and military aerostructures, and in 1994 acquired the remaining 51% of Vought and the military aircraft business of Grumman. These acquisitions and the Company's internal initiatives have enabled the Company to establish a leading position in military aircraft and commercial aerostructures. The Company believes that it will maintain this leadership position as a result of its airframe design experience, including stealth technology, as well as its cost-competitive manufacturing capabilities.


                               ACQUISITION OF ESG


       On March 1, 1996, the Company completed the acquisition of ESG for approximately $2.9 billion in cash (the "Acquisition"). For the year ended December 31, 1995, ESG generated revenue of $2.6 billion. The Acquisition was financed with a combination of bank borrowings and intermediate and long-term notes and debentures. The business of ESG is now operated as the Company's new Electronic Sensors and Systems Division ("ESSD").


       ESSD is a leading supplier of electronic systems for defense, government and commercial applications. It employs nearly 12,000 people worldwide at 15 operating locations, primarily in the United States. ESSD has a diversified portfolio of programs with no single program accounting for more than 10% of revenues in 1995. Approximately one-half of ESSD's 1995 revenues were attributable to radar technology applied to surveillance, fire control, air traffic control and other purposes. ESSD also designs and manufactures other avionics products, electro-optical systems, undersea and marine products and material handling systems.

       The Acquisition represents a substantial step in the Company's continuing transformation from an aircraft designer/manufacturer to a defense electronics and systems integration company with a leading aircraft and aerostructures business. The Acquisition enables the Company to serve a larger customer base, domestically and internationally, and is expected to provide the opportunity to achieve revenue growth and greater cash flow stability. The Acquisition will also enable the Company to enhance its role on important programs such as E-8 Joint STARS and BAT, and to expand its business into the areas of air traffic control and anti-submarine warfare systems.

                         PROPOSED COMMON STOCK OFFERING

       On April 12, 1996, the Company filed with the Commission a registration statement on Form S-3 relating to the proposed offering of 7,000,000 shares of Common Stock of the Company (the "Common Stock Offering"). As of the date hereof, the Common Stock Offering is pending.


                         ISSUANCE OF THE OLD SECURITIES

       The outstanding $400,000,000 principal amount of 7% Notes Due 2006 (the "Old Notes"), $300,000,000 principal amount of 7 3/4% Debentures Due 2016 (the "Old 2016 Debentures"), and $300,000,000 principal amount of 7 7/8% Debentures Due 2026 (the "Old 2026 Debentures" and together with the Old Notes and Old 2016 Debentures, the "Old Securities") were sold by the Company to CS First Boston Corporation, J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Brothers Inc (the "Initial Purchasers"), on March 1, 1996 (the "Closing Date") pursuant to a Purchase Agreement, dated February 27, 1996 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Securities in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act (the "Debt Offering"). The Company and the Initial Purchasers also entered into the Registration Rights Agreement, dated as of March 1, 1996 (the "Registration Rights Agreement"), pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Securities. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Securities. See "-- The Exchange Offer" and "The Exchange Offer--Purpose and Effect."


                               THE EXCHANGE OFFER

The Exchange Offer . . . . . . . . .   The Company is offering, upon the terms
                                       and subject to the conditions set forth
                                       herein and in the accompanying letter of transmittal (the "Letter of
                                       Transmittal"), to exchange (the
                                       "Exchange Offer") $1,000 principal
                                       amount of (i) New Notes for each $1,000
                                       in principal amount of Old Notes,
                                       (ii) New 2016 Debentures for each $1,000
                                       in principal amount of Old 2016
                                       Debentures, and (iii) New 2026
                                       Debentures for each $1,000 in principal
                                       amount of Old 2026 Debentures.  As of
                                       the date of this Prospectus,
                                       $1,000,000,000 in aggregate principal
                                       amount of the Old Securities is
                                       outstanding.  Cede is the sole
                                       registered holder of the Old Securities.
                                       The New Notes, the New 2016 Debentures
                                       and the New 2026 Debentures shall
                                       constitute the same series of Securities
                                       (as defined in the Indenture) as the Old
                                       Notes, the Old 2016 Debentures and the
                                       Old 2026 Debentures, respectively.  See
                                       "The Exchange Offer -- Terms of the
                                       Exchange Offer" and "Description of New
                                       Securities -- General".

Expiration Date. . . . . . . . . . .   5:00 p.m., New York City time, on
                                       _________, 1996, as the same may be
                                       extended.  See "The Exchange Offer --
                                       Expiration Date; Extensions;
                                       Amendments."

Conditions of the
Exchange Offer . . . . . . . . . . .   The Exchange Offer is not conditioned
                                       upon any minimum principal amount of Old
                                       Securities being tendered for exchange.
                                       However, the Exchange Offer is subject
                                       to certain customary conditions,
                                       including (i) no legal or governmental
                                       action is
                                       pending or threatened with respect to
                                       the Exchange Offer which, in the
                                       judgment of the Company, would make it
                                       inadvisable to proceed with the Exchange
                                       Offer, (ii) no statute, rule or
                                       regulation with respect to the Exchange
                                       Offer has been enacted which, in the
                                       judgment of the Company, would make it
                                       inadvisable to proceed with the Exchange
                                       Offer, (iii) no banking moratorium or
                                       similar event or international calamity
                                       involving the United States has
                                       occurred, and (iv) no governmental
                                       approval deemed necessary by the Company to the Exchange Offer has been denied.
                                       The Company expects that the foregoing
                                       conditions will be satisfied.  All such
                                       conditions may be waived by the Company.
                                       See "The Exchange Offer -- Conditions of the Exchange Offer."

Termination of
Certain Rights . . . . . . . . . . .   Pursuant to the Registration Rights
                                       Agreement, Eligible Holders of Old
                                       Securities (i) have rights to receive
                                       Additional Interest during any period in which a Registration Default is continuing and (ii) have certain rights intended for the holders of unregistered securities. "Additional Interest" means, during the period in which a Registration Default is continuing pursuant to the terms of the Registration Rights Agreement, an increase in the annual percentage rate which the Old Securities bear equal to 0.50%. Holders of New Securities generally will not be and, upon consummation of the Exchange Offer,
                                       Eligible Holders of Old Securities will
                                       no longer be, entitled to (i) the right
                                       to receive Additional Interest or
                                       (ii) certain other rights under the
                                       Registration Rights Agreement intended
                                       for holders of unregistered securities.
                                       See "The Exchange Offer -- Termination
                                       of Certain Rights" and "Book-Entry
                                       Procedures for Tendering Old
                                       Securities."

Accrued Interest . . . . . . . . . .   The New Notes will bear interest at a
                                       rate equal to 7% per annum from March 1, 1996, the New 2016 Debentures will bear interest at a rate equal to 7 3/4% per annum from March 1, 1996, and the New
                                       2026 Debentures will bear interest at a
                                       rate equal to 7 7/8% per annum from
                                       March 1, 1996.  Eligible Holders whose
                                       Old Securities are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Securities accrued from March 1, 1996 to the date of issuance of the New Securities.

Book-Entry Procedures
for Tendering
Old Securities . . . . . . . . . . .   Each Eligible Holder of Old Securities
                                       wishing to accept the Exchange Offer
                                       must comply with the book-entry transfer procedures as provided for herein for effecting a tender of Old Securities and complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with any other required documentation, to The Chase Manhattan Bank (National
                                       Association), as Exchange Agent, at the
                                       address set forth herein and therein.
                                       See "The Exchange Offer -- Book-Entry
                                       Procedures for Tendering Old
                                       Securities."

                                       By executing the Letter of Transmittal,
                                       each Eligible Holder will represent to
                                       the Company that, among other things,
                                       (i) the New Securities to be acquired
                                       in connection with the Exchange Offer
                                       by the Eligible Holder of the Old
                                       Securities are being acquired by the
                                       Eligible Holder in the ordinary course
                                       of business of the Eligible Holder,
                                       (ii) the Eligible Holder is not
                                       participating, does not intend to
                                       participate, and has no arrangement or
                                       understanding with any person to
                                       participate, in the distribution of the
                                       New Securities, and (iii) the Eligible
                                       Holder is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.
                                       See "The Exchange Offer -- Book-Entry
                                       Procedures for Tendering Old Securities."

Special Procedures for
Beneficial Owners. . . . . . . . . .   Any beneficial owner whose Old
                                       Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Securities in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Securities, either make appropriate arrangements to register ownership of the Old Securities in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
Procedures . . . . . . . . . . . . .   Eligible Holders of Old Securities who
                                       cannot deliver a Letter of Transmittal
                                       or any documents required by the Letter
                                       of Transmittal to the Exchange Agent
                                       prior to the Expiration Date (or
                                       complete the procedure for book-entry
                                       transfer on a timely basis), may
                                       undertake the foregoing according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The
                                       Exchange Offer -- Guaranteed Delivery
                                       Procedures."

Acceptance of Old
Securities and Delivery
of New Securities. . . . . . . . . .   Upon satisfaction or waiver of all
                                       conditions of the Exchange Offer, the
                                       Company will accept any and all Old
                                       Securities that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration
                                       Date.  The New Securities issued
                                       pursuant to the Exchange Offer will be
                                       delivered promptly after acceptance of
                                       the Old Securities of the corresponding
                                       series.  See "The Exchange Offer --
                                       Acceptance of Old Securities for
                                       Exchange; Delivery of New Securities."

Withdrawal Rights. . . . . . . . . .   Tenders of Old Securities may be
                                       withdrawn at any time prior to
                                       5:00 p.m., New York City time, on the
                                       Expiration Date.  See "The Exchange
                                       Offer -- Withdrawal Rights."

The Exchange Agent . . . . . . . . .   The Chase Manhattan Bank (National
                                       Association) is the exchange agent (in
                                       such capacity, the "Exchange Agent").
                                       The address and telephone number of the
                                       Exchange Agent are set forth in "The
                                       Exchange Offer -- The Exchange Agent;
                                       Assistance."

Fees and Expenses. . . . . . . . . .   All expenses incident to the Company's
                                       consummation of the Exchange Offer and
                                       compliance with the Registration Rights
                                       Agreement will be borne by the Company.
                                       See "The Exchange Offer -- Fees and
                                       Expenses."

Resale of the
New Securities . . . . . . . . . . .   Based on interpretations by the staff of
                                       the Commission set forth in no-action
                                       letters issued to third parties, the
                                       Company believes that New Securities
                                       issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old
                                       Securities of the corresponding series
                                       may be offered for resale, resold and
                                       otherwise transferred by such Eligible
                                       Holder (other than (i) a broker-dealer
                                       who purchased the Old Securities
                                       directly from the Company for resale
                                       pursuant to Rule 144A under the
                                       Securities Act or any other available
                                       exemption under the Securities Act, or
                                       (ii) a person that is an affiliate of
                                       the Company within the meaning of
                                       Rule 405 under the Securities Act),
                                       without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New
                                       Securities in the ordinary course of
                                       business and is not participating, and
                                       has no arrangement or understanding with any person to participate, in a distribution of the New Securities.
                                       Each broker-dealer that receives New
                                       Securities for its own account in
                                       exchange for Old Securities, where such
                                       Old Securities were acquired by such
                                       broker-dealer as a result of market
                                       making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. See "The
                                       Exchange Offer -- Resale of the New
                                       Securities" and "Plan of Distribution."

Certain Federal Tax
Considerations . . . . . . . . . . .   The exchange pursuant to the Exchange
                                       Offer will generally not be a taxable
                                       event for federal income tax purposes.
                                       See "Certain Federal Tax
                                       Considerations."

Use of Proceeds. . . . . . . . . . .   There will be no cash proceeds payable
                                       to the Company from the issuance of the
                                       New Securities pursuant to the Exchange
                                       Offer.  The net proceeds to the Company
                                       from the sale of the Old Securities were approximately $982.8 million. Such proceeds were used to pay a portion of the cash purchase price for the Acquisition.

Rights of Dissenting
Holders of Old
Securities . . . . . . . . . . . . .   Holders of Old Securities do not have
                                       any appraisal or dissenters' rights
                                       under the Delaware General Corporation
                                       Law in connection with the Exchange
                                       Offer.

Federal and State
Regulatory
Requirements . . . . . . . . . . . .   Other than compliance with state
                                       securities or "blue sky" laws, there are no federal or state regulatory requirements that must be met prior to consummation of the Exchange Offer.

Certain Consequences of
Failure to Exchange
Old Securities . . . . . . . . . . .   Upon consummation of the Exchange Offer,
                                       holders of Old Securities which remain
                                       outstanding will not be entitled to any
                                       rights to have such Old Securities
                                       registered under the Securities Act or
                                       to any similar rights under the
                                       Registration Rights Agreement (subject
                                       to certain limited exceptions).  The
                                       Company currently does not intend to
                                       register under the Securities Act any
                                       Old Securities which remain outstanding
                                       after consummation of the Exchange Offer
                                       (subject to such limited exceptions, if
                                       applicable).  The New Notes, the New
                                       2016 Debentures and the New 2026
                                       Debentures shall constitute the same
                                       series of securities as the Old Notes,
                                       the Old 2016 Debentures and the Old 2026
                                       Debentures, respectively, under the
                                       Indenture and, accordingly, will vote
                                       together, respectively, as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See
                                       "Description of the New Securities --
                                       General."  The Registration Rights
                                       Agreement provides, among other things,
                                       that if the Exchange Offer is not
                                       consummated within 30 business days
                                       after a registration statement with
                                       respect to the Exchange Offer is first
                                       declared effective by the Commission,
                                       the interest rate borne by the Old
                                       Securities will increase by 0.50% per
                                       annum until the Exchange Offer is
                                       consummated.  See "The Exchange Offer --
                                       Termination of Certain Rights".
                                       Following consummation of the Exchange
                                       Offer, the Old Securities will not be
                                       entitled to any increase in the interest rate thereon. The New Securities will not be entitled to any such increase in the interest rate thereon.

                          DESCRIPTION OF NEW SECURITIES


       The form and terms of each series of the New Securities will be identical in all material respects to the form and terms of the Old Securities of the corresponding series, except that (i) the New Securities have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of the New Securities will not be entitled to Additional Interest and (iii) holders of the New Securities will not be, and upon consummation of the Exchange Offer, Eligible Holders of the Old Securities will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities, except in limited circumstances. See "Exchange Offer -- Termination of Certain Rights." The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of the New Securities in the same aggregate principal amount as the aggregate principal amount of Old Securities of the corresponding series that are tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer -- Termination of Certain Rights" and "Procedures for Tendering Old Securities," and "Description of New Securities."

Maturity . . . . . . . . . . . . . .   New Notes - March 1, 2006
                                       New 2016 Debentures - March 1, 2016
                                       New 2026 Debentures - March 1, 2026

Interest . . . . . . . . . . . . . .   7% Notes Due 2006 - 7% per annum
                                       7 3/4% Debentures Due 2016 - 7 3/4% per
                                       annum
                                       7 7/8% Debentures Due 2026 - 7 7/8% per
                                       annum

                                       Interest on the New Securities is
                                       payable semi-annually in arrears,
                                       calculated on the basis of a 360-day
                                       year consisting of twelve 30-day months

Interest Payment Dates . . . . . . .   March 1 and September 1, commencing on
                                       September 1, 1996.

Redemption . . . . . . . . . . . . .   The New Securities are not redeemable.

Ranking. . . . . . . . . . . . . . .   The New Securities will be unsecured and
                                       unsubordinated obligations of the
                                       Company and will rank equally and
                                       ratably with all other unsecured and
                                       unsubordinated indebtedness of the
                                       Company.

Certain Covenants. . . . . . . . . .   The Indenture under which the New
                                       Securities will be issued will contain
                                       certain covenants with respect to the
                                       Company and its subsidiaries, including, among other things, limitations on liens, sale and leaseback arrangements and debt of the Company's subsidiaries.

Absence of a Public Market
for the New Securities . . . . . . .   The New Securities are new issues of
                                       securities with no established market.
                                       Accordingly, there can be no assurance
                                       as to the development or liquidity of
                                       any market for the New Securities.  The
                                       Initial Purchasers have advised the
                                       Company that they currently intend to
                                       make a market in the New Securities.
                                       However, none of the Initial Purchasers
                                       is obligated to do so, and any market
                                       making with respect to the New
                                       Securities may be discontinued at any
                                       time without notice.  The Company does
                                       not intend to apply for listing of the
                                       New Securities on a securities exchange.

                 SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


       The following summary historical financial data with respect to the five years ended December 31, 1995, have been derived from and are qualified by reference to the audited consolidated financial statements and notes thereto filed by the Company with the Commission which are incorporated herein by reference. The data for the three months ended March 31, 1996 and 1995 are unaudited but, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for such periods. Operating results for the three months ended March 31, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996, or any future period. All such summary historical financial data should be read in conjunction with "Selected Consolidated Financial Data" included or incorporated by reference herein. The summary pro forma data for December 31, 1995 and March 31, 1996 and the periods then ended have been derived from the "Unaudited Pro Forma Condensed Combined Financial Data" included herein which are based upon the historical consolidated financial statements of the Company and the historical combined financial statements of ESG which are also incorporated herein by reference, adjusted to give effect to the Acquisition using the purchase method of accounting. The pro forma Operating Data for the year ended December 31, 1995 and the three months ended March 31, 1996 give effect to the Acquisition as if it had occurred as of January 1, 1995. The pro forma Balance Sheet Data give effect to the Acquisition as if it had occurred on December 31, 1995. See also "Available Information," "Incorporation of Certain Documents by Reference" and
"Unaudited Pro Forma Condensed Combined Financial Data."




                                                     PRO FORMA              FOR FISCAL YEAR ENDED DECEMBER 31,
                                                               ------------------------------------------------------------------
                                                     1995             1995           1994          1993          1992        1991
                                                     ----             ----           ----          ----          ----        ----
                                                                          ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Operating Data:
Net sales. . . . . . . . . . . . . . . . . .          $9,158         $6,818         $6,711        $5,063        $5,550      $5,694
Cost of sales
  Operating costs. . . . . . . . . . . . . .           7,230          5,319          5,477         4,385         4,877       4,817
  Administrative and general expenses. . . .           1,283            963            753           485           455         531
  Special termination benefits . . . . . . .                                           282
  Restructuring charges. . . . . . . . . . .              51
                                                      ------         ------         ------        ------        ------      ------

Operating margin . . . . . . . . . . . . . .             594            536            199           193           218         346
Other, net . . . . . . . . . . . . . . . . .              (5)             9            (31)           13             5
Interest expense, net. . . . . . . . . . . .            (346)          (136)          (103)          (36)          (43)        (69)
                                                      ------         ------         ------        ------        ------      ------
Income before income taxes and cumulative
  effect of accounting principle changes . .             243            409             65           170           180         277
Federal and foreign income taxes . . . . . .             107            157             30            74            59           9
                                                      ------         ------         ------        ------        ------      ------

Income before cumulative effect of accounting
  principle changes. . . . . . . . . . . . .             136            252             35            96           121         268
Cumulative effect of accounting principle
  changes. . . . . . . . . . . . . . . . . .                                                                                   (67)
                                                      ------         ------         ------        ------        ------      ------
Net income . . . . . . . . . . . . . . . . .          $  136         $  252         $   35        $   96        $  121      $  201
                                                      ------         ------         ------        ------        ------      ------
                                                      ------         ------         ------        ------        ------      ------

Earnings per share before cumulative
  effect of accounting principle changes . .           $2.75          $5.11           $.72         $1.99         $2.56       $5.69
Cumulative effect of accounting principle
  changes, per share . . . . . . . . . . . .                                                                                 (1.43)
                                                      ------         ------         ------        ------        ------      ------

Earnings per share . . . . . . . . . . . . .          $ 2.75         $ 5.11         $  .72        $ 1.99        $ 2.56      $ 4.26
                                                      ------         ------         ------        ------        ------      ------
                                                      ------         ------         ------        ------        ------      ------

Balance Sheet Data:
  Total assets . . . . . . . . . . . . . . .          $9,646         $5,455         $6,047        $2,939        $3,162      $3,128
  Net working capital. . . . . . . . . . . .             321            357            467           481           354         611
  Total debt . . . . . . . . . . . . . . . .           4,344          1,372          1,934           160           510         550
  Shareholders' equity . . . . . . . . . . .           1,459          1,459          1,290         1,322         1,254       1,182

Other Data:
  Capital expenditures . . . . . . . . . . .            $188           $133           $134          $135          $123        $118
  Depreciation and amortization. . . . . . .             471            283            269           214           160         171
  Funded order backlog . . . . . . . . . . .          13,433          9,947         12,173         6,919         7,175       8,561
  Ratio of Earnings to Fixed Charges . . . .             1.6            3.5            1.5           4.2           3.8         3.8
  Dividends per share. . . . . . . . . . . .           $1.60          $1.60          $1.60         $1.60         $1.20       $1.20
  Weighted average shares
     outstanding (in millions) . . . . . . .            49.4           49.4           49.2          48.1          47.2        47.1

                                                                                 THREE MONTHS ENDED MARCH 31,
                                                                               ---------------------------------
                                                                                          (UNAUDITED)
                                                                               PRO FORMA
                                                                                 1996        1996        1995
                                                                               ---------   --------   ----------
                                                                               ($ IN MILLIONS, EXCEPT PER SHARE
                                                                                             DATA)
Operating Data:
  Net sales..................................................................  $  1,850    $ 1,603    $   1,617
  Cost of sales
    Operating costs..........................................................     1,476      1,273        1,299
    Administrative and general expenses......................................       231        191          201
                                                                               ---------   --------   ----------
  Operating margin...........................................................       143        139          117
  Interest expense, net......................................................       (81)       (46)         (34)
  Other, net.................................................................         8          9            5
                                                                               ---------   --------   ----------
  Income before income taxes.................................................        70        102           88
  Federal and foreign income taxes...........................................        29         41           34
                                                                               ---------   --------   ----------
  Net income.................................................................  $     41    $    61    $      54
                                                                               ---------   --------   ----------
                                                                               ---------   --------   ----------
  Earnings per share.........................................................  $    .83    $  1.23    $    1.10
                                                                               ---------   --------   ----------
                                                                               ---------   --------   ----------
Balance Sheet Data:
  Total assets...............................................................              $ 9,495    $   6,090
  Net working capital........................................................                  339          469
  Total debt.................................................................                4,201        1,787
  Shareholders' equity.......................................................                1,505        1,326
Other Data:
  Capital expenditures.......................................................              $    41    $      45
  Depreciation and amortization..............................................                   71           67
  Funded order backlog.......................................................               12,543       11,477
  Ratio of Earnings to Fixed Charges.........................................       1.8        2.9          3.1
  Dividends per share........................................................              $   .40    $     .40
  Weighted average shares outstanding (in millions)..........................                 49.6         49.3

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT

       The Old Securities were sold by the Company to the Initial Purchasers on March 1, 1996, pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Old Securities in reliance on Rule 144A and other available exemptions under the Securities Act. The Company and the Initial Purchasers also entered into the Registration Rights Agreement, pursuant to which the Company agreed, with respect to the Old Securities and subject to the Company's determination that the Exchange Offer is permitted under applicable law, to (i) cause to be filed, on or prior to May 15, 1996, a registration statement with the Commission under the Securities Act concerning the Exchange Offer, and (ii) use all reasonable efforts (a) to cause such registration statement to be declared effective by the Commission as soon as practicable and
(b) to cause the Exchange Offer to remain open for a period of not less than the minimum period required under applicable federal and state securities laws, but in no event less than 20 Business Days (as defined). This Exchange Offer is intended to satisfy the Company's exchange offer obligations under the Registration Rights Agreement.

TERMS OF THE EXCHANGE OFFER

       The Company hereby offers, upon the terms and subject to the conditions set forth herein and in the accompanying Letter of Transmittal, to exchange $1,000 in principal amount of (i) New Notes for each $1,000 in principal amount of Old Notes, (ii) New 2016 Debentures for each $1,000 in principal amount of Old 2016 Debentures, and (iii) New 2026 Debentures for each $1,000 in principal amount of Old 2026 Debentures. The Company will accept for exchange any and all Old Securities that are validly tendered on or prior to 5:00 p.m. New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Securities being tendered for exchange.
However, the Exchange Offer is subject to certain customary conditions which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. See "-- Conditions of the Exchange Offer."

       Old Securities may be tendered only in multiples of $1,000. Subject to the foregoing, Eligible Holders may tender less than the aggregate principal amount represented by the Old Securities held by them, provided that they appropriately indicate this fact pursuant to the procedures for book-entry transfer.

       As of the date of this Prospectus, $1,000,000,000 in aggregate principal amount of the Old Securities is outstanding. Cede is the sole registered holder of the Old Securities. The Company has fixed the close of business on ____________, 1996, as the record date (the "Record Date") for purposes of determining the persons to whom this Prospectus and the Letter of Transmittal will be mailed initially. Only an Eligible Holder of the Old Securities (or such Eligible Holder's legal representative or attorney-in-fact) may participate in the Exchange Offer. There will be no fixed record date for determining Eligible Holders of the Old Securities entitled to participate in the Exchange Offer. The Company believes that, as of the date of this Prospectus, no such Eligible Holder is an affiliate (as defined in Rule 405 under the Securities
Act) of the Company.

       The Company shall be deemed to have accepted validly tendered Old Securities when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Eligible Holders of Old Securities and for the purposes of receiving the New Securities from the Company.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

       The Expiration Date shall be _________, 1996 at 5:00 p.m., New York City time, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the Expiration Date shall be the latest date and time to which the Exchange Offer is extended.

       In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

       The Company reserves the right, in its sole discretion, (i) to delay accepting any Old Securities, (ii) to extend the Exchange Offer, (iii) if any of the conditions set forth below under "Conditions of the Exchange Offer" shall not have been satisfied, to terminate the Exchange Offer, by giving oral or written notice of such delay, extension, or termination to the Exchange Agent, and (iv) to amend the terms of the Exchange Offer in any manner. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendments by means of a prospectus supplement that will be distributed to the registered holders of the Old Securities.

CONDITIONS OF THE EXCHANGE OFFER

       The Exchange Offer is not conditioned upon any minimum principal amount of the Old Securities being tendered for exchange. However, notwithstanding any other provisions of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue the New Securities in exchange for, any Old Securities, if any of the following events shall occur, which occurrence, in the reasonable judgment of the Company and regardless of the circumstances (including any action by the Company) giving rise to any such events, makes it inadvisable to proceed with the Exchange Offer:

          (i) there shall be threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or consummation of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result thereof or (b) resulting in a material delay in the ability of the Company to accept for exchange or exchange some or all of the Old Securities pursuant to the Exchange Offer or which, in the judgment of the Company, might result in the holders of the New Securities having obligations with respect to resales and transfers of New Securities that are greater than those described in "-- Resales of the New Securities" or which would otherwise in the judgment of the Company make it inadvisable to proceed with the Exchange Offer; provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps in order to effectuate the Exchange Offer;

          (ii) any statute, rule, regulation, order or injunction shall be sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any domestic or foreign government or governmental authority, or any action shall have been taken, proposed or threatened by any domestic or foregoing government or governmental authority that, in the judgment of the Company, might directly or indirectly result in any of the consequences referred to in clauses (i)(a) or (i)(b) above or which, in the judgment of the Company, might result in the holders of the New Securities having obligations with respect to resales and transfers of New Securities that are greater than those described in "-- Resales of the New Securities" or which would otherwise in the judgment of the Company make it inadvisable to proceed with the Exchange Offer, provided, however, that the Company will use reasonable efforts to modify or amend the Exchange Offer or to take such other reasonable steps in order to effectuate the Exchange Offer;

          (iii) there shall have occurred (a) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit or (b) a commencement of wars, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the event any of the foregoing exist at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof; or


          (iv) any governmental approval has not been obtained, which approval the Company shall, in its reasonable judgement, deem necessary for the consummation of the Exchange Offer as contemplated hereby.


     If the Company determines in its sole discretion that any of the conditions set forth above are not satisfied, the Company may (i) refuse to accept any Old Securities theretofore or thereafter tendered by the tendering holders,
(ii) extend the Exchange Offer and retain all Old Securities tendered prior to the Expiration Date, subject however, to the rights of Eligible Holders to withdraw such Old Securities as described in "--Withdrawal Rights", or
(iii) waive such unsatisfied conditions with respect to the Exchange

Offer and accept all validly tendered Old Securities which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a public announcement and a prospectus supplement that will be distributed to the registered holders.

     The Company expects that the foregoing conditions will be satisfied. The foregoing conditions are for the sole benefit of the Company and may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of such rights and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Company concerning the events described above will be final and binding upon all parties.

TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that in the event of Registration Default (as defined below), Eligible Holders of Old Securities are entitled to receive Additional Interest (as defined below). A "Registration Default" with respect to the Exchange Offer shall occur if (i) a registration statement with respect to the Exchange Offer has not been filed with the Commission by May 15, 1996 or any shelf registration statement required by the Registration Rights Agreement is not filed with the Commission on or prior to the date specified in the Registration Rights Agreement, (ii) a registration statement with respect to the Exchange Offer is not declared effective by the Commission by July 1, 1996 or any shelf registration statement required by the Registration Rights Agreement is not declared effective by the Commission on or prior to the date specified in the Registration Rights Agreement, (iii) the Company has not consummated the Exchange Offer within 30 Business Days after the registration statement with respect thereto is first declared effective by the Commission, or (iv) a shelf registration statement or registration statement with respect to the Exchange Offer, as specified in the Registration Rights Agreement, is declared effective but thereafter ceases to be effective or usable for its intended purpose during the periods specified in the Registration Rights Agreement without being succeeded immediately by a post-effective amendment to such registration statement that cures such failure and that is itself declared effective immediately. "Additional Interest" means an increase in the annual percentage rate which the Old Securities bear equal to 0.50%. The Exchange Offer shall be deemed consummated upon the delivery by the Company to the Registrar under the Indenture of New Securities in the same aggregate principal amount as the aggregate principal amount of Old Securities of the corresponding series that are validly tendered by holders thereof pursuant to the Exchange Offer.

ACCRUED INTEREST ON THE OLD SECURITIES

     The New Securities will bear interest from March 1, 1996. Eligible Holders of Old Securities whose Old Securities are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Securities accrued from March 1, 1996 to the date of the issuance of the New Securities. Interest on the New Securities is payable semiannually on each Interest Payment Date, commencing September 1, 1996, accruing from March 1, 1996
(i) with respect to the New Notes, at a rate of 7% per annum, (ii) with respect to the New 2016 Debentures, at a rate of 7 3/4% per annum, and (iii) with respect to the New 2026 Debentures, at a rate of 7 7/8% per annum, to each person in whose name such New Security shall have been registered at the close of business on the each Regular Record Date next preceding such Interest Payment Date.

BOOK-ENTRY PROCEDURES FOR TENDERING OLD SECURITIES

     The tender of an Eligible Holder's Old Securities as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering Eligible Holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal. The Exchange Agent will establish an account with respect to the Old Securities at The Depository Trust Company ("Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Old Securities by causing such facility to transfer Old Securities into the Exchange Agent's account in accordance with such facility's procedure for such transfer. Even though delivery of Old Securities may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and other documents required by the Letter of Transmittal, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth on the back cover of this Prospectus before the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Old Securities that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     THE METHOD OF DELIVERY OF OLD SECURITIES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE ELIGIBLE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT THE ELIGIBLE HOLDER USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     In the event that a signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, is required to be guaranteed, such guarantee must be by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or otherwise be an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (collectively, "Eligible Institutions").

     If any Letter of Transmittal, endorsement, bond power, power of attorney or any other document required by the Letter of Transmittal is signed by a trustee, executor, corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

     Any beneficial owner of the Old Securities (a "Beneficial Owner") whose Old Securities are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Old Securities in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such Beneficial Owner's behalf. If such Beneficial Owner wishes to tender directly, such Beneficial Owner must, prior to completing and executing the Letter of Transmittal and tendering Old Securities, make appropriate arrangements to register ownership of the Old Securities in such Beneficial Owner's name. Beneficial Owners should be aware that the transfer of registered ownership may take considerable time.

     In connection with each book-entry transfer, each participant will represent to the Company that, among other things (i) the New Securities to be acquired in connection with the Exchange Offer by such participant are being acquired by such participant in the ordinary course of business of such participant (ii) such participant is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the New Securities, (iii) such participant acknowledges and agrees that any person participating in the Exchange Offer for the purpose of distributing the New Securities must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Securities acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters that are discussed herein under "-- Resales of New Securities," (iv) that if such participant is a broker-dealer that acquired Old Securities as a result of market making or other trading activities, it will deliver a prospectus in connection with any resale of New Securities acquired in the Exchange Offer, (v) such participant understands that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement containing the selling security holder information required by Item 507 of Regulation S-K of the Commission, and (vi) such participant is not an "affiliate", as defined under Rule 405 of the Securities Act, of the Company except as otherwise disclosed to the Company in writing.

GUARANTEED DELIVERY PROCEDURES

     Eligible Holders who cannot deliver Letters of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may undertake the foregoing according to the guaranteed delivery procedures set forth in the Letter of Transmittal. Pursuant to such procedures:
(i) such delivery must be made by or through an Eligible Institution and a Notice of Guaranteed Delivery (as defined in the Letter of Transmittal) must be signed by such Eligible Holder, (ii) on or prior to the Expiration Date, the Exchange Agent must have received from the Eligible Holder and the Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, stating that the delivery is being made thereby and guaranteeing that, within three (3) business days after the date of delivery of the Notice of Guaranteed Delivery, the duly executed Letter of Transmittal and any other required documents will be deposited by the Eligible Institution with the Exchange Agent, and (iii) such properly completed and executed documents required by the Letter of Transmittal in proper form for transfer (or confirmation of a book-entry transfer of such Old Securities into the Exchange Agent's account at DTC) must be received by the Exchange Agent within three (3) business days after the Expiration Date. Any Eligible Holder who wishes to comply with the guaranteed delivery procedures described above must ensure that the Exchange Agent receives the Notice of Guaranteed Delivery and Letter of Transmittal prior to 5:00 p.m., New York City time, on the Expiration Date.

ACCEPTANCE OF OLD SECURITIES FOR EXCHANGE; DELIVERY OF NEW SECURITIES

     Upon satisfaction or waiver of all the conditions to the Exchange Offer, the Company will accept any and all Old Securities that are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Securities issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old Securities of the corresponding series. For purposes of the Exchange Offer, the Company shall be deemed to have accepted validly tendered Old Securities, when, as, and if the Company has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuances of New Securities for Old Securities that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of confirmation of a book-entry transfer of such Old Securities into the Exchange Agent's account at the Depository, a properly completed and duly executed Letter of Transmittal and all other required documents; provided, however, that the Company reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer.

WITHDRAWAL RIGHTS

     Tenders of the Old Securities may be withdrawn by delivery of a written notice to the Exchange Agent, at its address set forth on the back cover page of this Prospectus, at any time prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) identify the Old Securities to be withdrawn, and (ii) specify the name and number of the account at the Depository to be credited with the withdrawn Old Securities and otherwise comply with the procedures of the Depository. Any questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, in its sole discretion. The Old Securities so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Securities which have been tendered by book-entry transfer into the Exchange Agent's account at the Depository pursuant to the book-entry transfer procedures described above will be credited to an account maintained with the Depository for the Old Securities as soon as practicable after such withdrawal. Properly withdrawn Old Securities may be retendered by following one of the procedures described under "The Exchange Offer -- Book-Entry Procedures for Tendering Old Securities" at any time on or prior to the Expiration Date.

THE EXCHANGE AGENT; ASSISTANCE

     The Chase Manhattan Bank (National Association) is the Exchange Agent. All executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

           BY HAND, REGISTERED OR CERTIFIED MAIL OR OVERNIGHT COURIER:

                The Chase Manhattan Bank (National Association)
                Institutional Trust Group
                Chase MetroTech Center
                3rd Floor
                Brooklyn, New York  11245

                BY FACSIMILE:

                (718) 242-5885

                BY TELEPHONE:

                (718) 242-7287

FEES AND EXPENSES

     All expenses incident to the Company's consummation of the Exchange Offer and compliance with the Registration Rights Agreement will be borne by the Company, including, without limitation: (i) all registration and filing fees (including, without limitation, fees and expenses of compliance with state securities or Blue Sky laws), (ii) printing expenses (including, without limitation, expenses of printing certificates for the New Securities in a form eligible for deposit with DTC and of printing Prospectuses), (iii) messenger, telephone and delivery expenses, (iv) fees and disbursements of counsel for the Company, (v) reasonable fees and disbursements of not more than one counsel for the Eligible Holders of a majority in principal amount of Old Securities,
(vi) fees and disbursements of independent certified public accountants and
(vii) internal expenses of the Company (including, without limitation, all salaries and expenses of officers and employees of the Company performing legal or accounting duties).

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptance of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

ACCOUNTING TREATMENT

     The New Securities will be recorded at the same carrying value as the Old Securities, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss will be recognized by the Company for accounting purposes. The expenses of the Exchange Offer will be amortized over the term of the New Securities.

RESALES OF THE NEW SECURITIES

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Securities issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Securities may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased Old Securities directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Securities in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Securities. The Company has not requested or obtained an interpretive letter from the Commission staff with respect to this Exchange Offer, and the Company and the Eligible Holders are not entitled to rely on interpretive advice provided by the staff to other persons, which advice was based on the facts and conditions represented in such letters. However, the Exchange Offer is being conducted in a manner intended to be consistent with the facts and conditions represented in such letters. If any Eligible Holder acquires New Securities in the Exchange Offer for the purpose of distributing or participating in a distribution of the New Securities, such Eligible Holder cannot rely on the position of the staff of the Commission enunciated in MORGAN STANLEY & CO., INCORPORATED (available June 5,
1991) and EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988), or interpreted in the Commission's letter to SHEARMAN AND STERLING (available
July 2, 1993), or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Securities for its own account in exchange for Old Securities, where such Old Securities were acquired by such broker-dealer as a result of market making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Securities. See "Plan of Distribution."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as at March 31, 1996.



                                                              As of March 31, 1996
                                                              ---------------------
                                                                ($ in millions)
Current portion of long-term debt. . . . . . . . . . . . . .            250
Long term debt:
   Bank term loans and revolving credit facility (a) . . . .          2,350
   8 5/8% Notes due 2004 . . . . . . . . . . . . . . . . . .            350
   7% Notes due 2006 . . . . . . . . . . . . . . . . . . . .            400
   7 3/4% Debentures due 2016. . . . . . . . . . . . . . . .            300
   9 3/8% Debentures due 2024. . . . . . . . . . . . . . . .            250
   7 7/8% Debentures due 2026. . . . . . . . . . . . . . . .            300
   Other . . . . . . . . . . . . . . . . . . . . . . . . . .              1
                                                                     ------
      Total long-term debt . . . . . . . . . . . . . . . . .          3,951
                                                                     ------
      Total debt . . . . . . . . . . . . . . . . . . . . . .          4,201
Shareholders' equity:
   Preferred stock, 10,000,000 shares authorized;
      none issued
   Common stock (b), 200,000,000 shares authorized;
      49,632,060 shares issued (c). . . . . . . . . . . . .            276
   Retained earnings . . . . . . . . . . . . . . . . . . . .          1,241
   Unfunded pension losses, net of taxes . . . . . . . . . .            (12)
                                                                     ------

      Total shareholders' equity . . . . . . . . . . . . . .          1,505
                                                                     ------

         Total capitalization. . . . . . . . . . . . . . . .         $5,706
                                                                     ------
                                                                     ------



_____________________

(a) Amended bank credit facility consisting of a $1.8 billion revolving credit facility expiring March 2002 and two term loan facilities aggregating $2 billion ($500 million due March 1998 and $1.5 billion due in quarterly installments of $62.5 million through March 2002), the proceeds of which, together with $1 billion of institutionally placed notes and debentures, were utilized to finance the Acquisition.

(b)  Includes an equal number of Common Stock Purchase Rights.

(c) Excludes 3,959,423 shares of Common Stock reserved for issuance pursuant to outstanding options and rights granted under the Company's stock plans.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The following table sets forth certain selected consolidated financial data for the Company for each of the periods indicated which have been derived from, and are qualified by reference to, the audited consolidated financial statements and notes thereto filed by the Company with the Commission which are incorporated herein by reference. The data for the three months ended March 31, 1996 and 1995 are unaudited but, in the opinion of management, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations and financial position for such periods. Operating results for the three months ended March 31, 1996 may not be indicative of the results that may be expected for the year ending December 31, 1996, or any future period. See also "Available Information," "Incorporation of Certain Documents by Reference" and "Unaudited Pro Forma Condensed Combined Financial Data."



                                                      THREE MONTHS ENDED
                                                            MARCH 31,            For Fiscal Year Ended December 31,
                                                        ----------------   ---------------------------------------------
                                                        1996(b)   1995      1995     1994(a)    1993     1992      1991
                                                        -------   ------   ------    -------   ------   ------    ------
                                                          (UNAUDITED)   ($ in millions, except per share data)
Operating Data:
     Net sales . . . . . . . . . . . . . . . . . . . .  $ 1,603  $1,617    $ 6,818   $ 6,711   $5,063   $5,550    $5,694
     Cost of sales
       Operating costs . . . . . . . . . . . . . . . .    1,273   1,299      5,319     5,477    4,385    4,877     4,817
       Administrative and general expenses . . . . . .      191     201        963       753      485      455       531
       Special termination benefits. . . . . . . . . .                                   282
                                                        -------  ------    -------   -------   ------   ------    ------
Operating margin . . . . . . . . . . . . . . . . . . .      139     117        536       199      193      218       346
Other, net . . . . . . . . . . . . . . . . . . . . . .        9       5          9       (31)      13        5
Interest expense, net . . . .. . . . . . . . . . . . .      (46)    (34)      (136)     (103)     (36)     (43)      (69)
                                                        -------  ------    -------   -------   ------   ------    ------
Income before income taxes and cumulative
     effect of accounting principle changes. . . . . .      102      88        409      65(b)     170      180       277
Federal and foreign taxes . .. . . . . . . . . . . . .       41      34        157        30       74       59         9
                                                        -------  ------    -------   -------   ------   ------    ------
Income before cumulative effect of accounting
     principle changes . . . . . . . . . . . . . . . .       61      54        252        35       96      121       268
Cumulative effect of accounting principle changes. . .                                                            (67)(c)
                                                         -------  ------   -------   -------   ------   ------    ------
Net income . . . . . . . . . . . . . . . . . . . . . .   $   61  $   54    $   252   $    35   $   96   $  121    $  201
                                                         -------  ------   -------   -------   ------   ------    ------
                                                         -------  ------   -------   -------   ------   ------    ------

Earnings per share before cumulative effect
     of accounting principle changes . . . . . . . . .  $  1.23  $ 1.10    $  5.11   $   .72   $ 1.99   $ 2.56    $ 5.69
Cumulative effect of accounting principle
     changes, per share. . . . . . . . . . . . . . . .                                                          (1.43)(c)
                                                        -------  ------    -------   -------   ------   ------  --------

Earnings per share . . . . . . . . . . . . . . . . . .  $  1.23  $ 1.10    $  5.11   $   .72   $ 1.99   $ 2.56    $ 4.26
                                                        -------  ------    -------   -------   ------   ------    ------
                                                        -------  ------    -------   -------   ------   ------    ------
Balance Sheet Data:
     Total assets. . . . . . . . . . . . . . . . . . .  $ 9,495  $6,090    $ 5,455   $ 6,047   $2,939   $3,162    $3,128
     Net working capital . . . . . . . . . . . . . . .      339     469        357       467      481      354       611
     Total debt (d). . . . . . . . . . . . . . . . . .    4,201   1,787      1,372     1,934      160      510       550
     Shareholders' equity. . . . . . . . . . . . . . .    1,505   1,326      1,459     1,290    1,322    1,254     1,182

Other Data:
     Net cash provided by operating activities . . . .  $   230  $  191    $   744   $   441   $  380     $284      $609
     Capital expenditures. . . . . . . . . . . . . . .       41      45        133       134      135      123       118
     Depreciation and amortization . . . . . . . . . .       71      67        283       269      214      160       171
     Funded order backlog. . . . . . . . . . . . . . .   12,543  11,477      9,947    12,173    6,919    7,175     8,561
     Ratio of Earnings to Fixed Charges (e). . . . . .      2.9     3.1        3.5       1.5      4.2      3.8       3.8
     Dividends per share . . . . . . . . . . . . . . .  $   .40  $  .40    $  1.60   $  1.60   $ 1.60   $ 1.20    $ 1.20
     Weighted average shares outstanding (in millions)     49.6    49.3       49.4      49.2     48.1     47.2      47.1

- --------------------

(a) Includes Grumman Corporation data from April 1994 and Vought Aircraft Company data from August 1994.

(b)  Includes ESSD data from March 1, 1996.

(c)  The Financial Accounting Standards Board's (FASB) accounting standard
     No. 106 EMPLOYER'S ACCOUNTING FOR POST-RETIREMENT BENEFITS OTHER THAN PENSIONS was adopted by the Company in 1991. The liability representing previously unrecognized costs of $145 million for all years prior to 1991 was recorded as of January 1, 1991, with an after-tax effect on earnings of $88 million. In 1991 the Company adopted the FASB standard No. 109 ACCOUNTING FOR INCOME TAXES and recorded, as of January 1, 1991, a benefit of $21 million.

(d) Total debt includes long-term, short-term and current portion of long-term debt.

(e) The ratio of earnings to fixed charges has been computed by dividing earnings by fixed charges. Earnings consist of income before income taxes, and in 1991, the net cumulative effect of changes in accounting principles, plus fixed charges. Fixed charges consist of interest on all indebtedness, amortization of debt issuance costs and other fees and the portion of rental expense deemed to be representative of interest.

              UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA


     The following unaudited pro forma condensed combined financial statements reflect the ESG acquisition and are based upon the historical financial statements of the Company and ESG for the period indicated, combined and adjusted to give effect to the ESG acquisition using the purchase method of accounting. The unaudited pro forma condensed combined statement of financial position gives effect to the ESG acquisition as if it had occurred on December 31, 1995. The unaudited pro forma condensed combined statements of income give effect to the ESG acquisition as if it had occurred on January 1, 1995. The pro forma adjustments are described in the accompanying notes.



     The purchase price has been allocated to the assets and liabilities acquired based upon preliminary estimates of their respective fair values. The liabilities acquired include contingent liabilities of the type normally associated with the conduct of the business including product warranty, employee, environmental and litigation claims. As to certain contingent liabilities, the Company's exposure has been limited, above certain thresholds, by indemnification from or a participation agreement with the seller up to limits that the Company believes, based on its investigations and negotiations to date, will not be exceeded as the liabilities are settled or otherwise satisfied. Based upon available information, the Company expects that those contingent liabilities for which loss provisions have not been included in the purchase price adjustment will not have a material adverse impact on the Company's results of operations or financial position. The Company does not presently anticipate that the changes to the purchase price allocation presented will be material. The unaudited pro forma financial information does not give effect to any synergies or cost savings that the Company may realize as a result of the ESG acquisition. The Company is compiling data to determine those business areas and facilities that do not fit in its long-term strategy and intends to complete this process by December 31, 1996. During the remainder of 1996, the estimates of fair value for other assets and liabilities will be refined and changes, if any, will be reflected in the Company's periodic Exchange Act filings for 1996.



     The unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations or financial position of the combined company that would have occurred had the ESG acquisition occurred on the dates indicated above, nor are they necessarily indicative of future operating results or financial position.



     The unaudited pro forma condensed combined financial statements should be read in conjunction with the audited consolidated financial statements, including the notes thereto, of the Company in its Annual Report on Form 10-K for the year ended December 31, 1995 and of ESG contained in the Company's Current Report on Form 8-K filed March 18, 1996, and the unaudited consolidated financial statements, including the notes thereto, of the Company in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996, which are incorporated herein by reference. See "Available Information" and "Incorporation of Certain Documents by Reference."

                          PRO FORMA CONDENSED COMBINED
                         STATEMENT OF FINANCIAL POSITION
                                   (UNAUDITED)

                                DECEMBER 31, 1995

                                     ASSETS



                                                                   Northrop                        Pro Forma     Pro Forma
                                                                    Grumman            ESG        Adjustments     Combined
                                                                    -------            ---        -----------     --------
                                                                                                ($ in millions)

Cash and cash equivalents . . . . . . . .. . . . . . . . . .            $18             $4         $                 $22
Accounts receivable. . . . . . . . . . . . . . . . . . . . .          1,197            462             66 (c)      1,725
Inventoried costs. . . . . . . . . . . . . . . . . . . . . .            771            182            (85)(a)(c)     868
Deferred income taxes. . . . . . . . . . . . . . . . . . . .             25            136           (121)(a)         40
Prepaid expenses . . . . . . . . . . . . . . . . . . . . . .             61             14                            75
                                                                     ------         ------         ------         ------
Total current assets . . . . . . . . . . . . . . . . . . . .          2,072            798           (140)         2,730
Property, plant and equipment, net . . . . . . . . . . . . .          1,176            404            112 (a)      1,692
Goodwill . . . . . . . . . . . . . . . . . . . . . . . . . .          1,403            119          1,946 (a)      3,468
Other purchased intangibles. . . . . . . . . . . . . . . . .            356                           646 (a)      1,002
Prepaid pension cost, intangible pension
   asset and benefit trust fund. . . . . . . . . . . . . . .             99             19            (19)(b)         99
Deferred income taxes. . . . . . . . . . . . . . . . . . . .            255            173             76 (a)(b)     504
Investments in and advances to affiliates
    and sundry assets. . . . . . . . . . . . . . . . . . . .             94             12             45 (a)        151
                                                                     ------         ------         ------         ------

                                                                     $5,455         $1,525         $2,666         $9,646
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable. . . . . . . . . . . . . . . . . . . . . . . .            $65         $              $  (65)(a)     $
Current portion of long-term debt. . . . . . . . . . . . . .            144                           188 (a)        332
Trade accounts payable . . . . . . . . . . . . . . . . . . .            360            105                           465
Accrued employees' compensation. . . . . . . . . . . . . . .            203                                          203
Income taxes . . . . . . . . . . . . . . . . . . . . . . . .            528                                          528
Other current liabilities. . . . . . . . . . . . . . . . . .            415            443             23 (a)        881
                                                                     ------         ------         ------         ------
Total current liabilities. . . . . . . . . . . . . . . . . .          1,715            548            146          2,409
Long-term debt . . . . . . . . . . . . . . . . . . . . . . .          1,163                         2,849 (a)      4,012
Accrued retiree benefits . . . . . . . . . . . . . . . . . .          1,048            648            (40)(b)      1,656
Deferred income taxes. . . . . . . . . . . . . . . . . . . .             31                                           31
Other liabilities and deferred gain. . . . . . . . . . . . .             39             15             25 (a)         79
Shareholders' equity

    Common stock . . . . . . . . . . . . . . . . . . . . . .            272                                          272
    Retained earnings. . . . . . . . . . . . . . . . . . . .          1,187            314           (314)(a)      1,187
                                                                     ------         ------         ------         ------

                                                                      1,459            314           (314)         1,459
                                                                     ------         ------         ------         ------
                                                                     $5,455         $1,525         $2,666         $9,646
                                                                     ------         ------         ------         ------
                                                                     ------         ------         ------         ------

                          PRO FORMA CONDENSED COMBINED
                             STATEMENTS OF INCOME
                                  (UNAUDITED)

                          YEAR ENDED DECEMBER 31, 1995



                                                                   Northrop                       Pro Forma     Pro Forma
                                                                    Grumman           ESG        Adjustments    Combined
                                                                   --------           ---      ---------------  ---------
                                                                            ($ in millions, except per share data)

Net sales. . . . . . . . . . . . . . . . . . . . . . . . . .         $6,818         $2,554     $(214)(c)(h)      $9,158
Cost of Sales
  Operating costs. . . . . . . . . . . . . . . . . . . . . .          5,319          1,997       (86)(c)(d)(h)    7,230
  Administrative and general expenses. . . . . . . . . . . .            963            320                        1,283
  Restructuring charges. . . . . . . . . . . . . . . . . . .                            51                           51
                                                                     ------         ------     ------            ------
Operating margin . . . . . . . . . . . . . . . . . . . . . .            536            186      (128)               594
Interest expense, net. . . . . . . . . . . . . . . . . . . .           (136)                    (210)(e)           (346)
Other, net . . . . . . . . . . . . . . . . . . . . . . . . .              9            (14)                          (5)
                                                                     ------         ------     ------            ------
Income before income taxes . . . . . . . . . . . . . . . . .            409            172      (338)               243
Federal and foreign income taxes . . . . . . . . . . . . . .            157             65      (115)(f)            107
                                                                     ------         ------     ------            ------
Net income . . . . . . . . . . . . . . . . . . . . . . . . .           $252           $107     $(223)              $136
                                                                     ------         ------     ------            ------
                                                                     ------         ------     ------            ------

Earnings per share . . . . . . . . . . . . . . . . . . . . .          $5.11                                       $2.75
                                                                     ------                                      ------
                                                                     ------                                      ------

Weighted average shares outstanding
(in millions). . . . . . . . . . . . . . . . . . . . . . . .           49.4                                        49.4



                       THREE MONTHS ENDED MARCH 31, 1996



                                                                          NORTHROP             PRO FORMA      PRO FORMA
                                                                          GRUMMAN(g) ESG(g)   ADJUSTMENTS     COMBINED
                                                                          -------   ------  ---------------   ---------
                                                                             ($ IN MILLIONS, EXCEPT PER SHARE DATA)
Net sales...............................................................  $1,603    $  259     $  (12)(h)      $1,850
Cost of sales...........................................................
    Operating costs.....................................................   1,273       194          9 (d)(h)    1,476
    Administrative and general expenses.................................     191        40                        231
                                                                          -------   ------     ------         ---------
Operating margin........................................................     139        25        (21)            143
Interest expense, net...................................................     (46)                 (35)(e)         (81)
Other, net..............................................................       9        (1)                         8
                                                                          -------   ------     ------         ---------
Income before income taxes..............................................     102        24        (56)             70
Federal and foreign income taxes........................................      41         8        (20)(f)          29
                                                                          -------   ------     ------         ---------
Net income..............................................................  $   61    $   16     $  (36)         $   41
                                                                          -------   ------     ------         ---------
                                                                          -------   ------     ------         ---------
Earnings per share......................................................  $ 1.23                               $  .83
                                                                          -------                             ---------
                                                                          -------                             ---------
Weighted average shares outstanding (in millions).......................    49.6                                 49.6

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                   (UNAUDITED)


(a) Adjustments to record $3 billion in loans obtained to finance the acquisition of ESG, and to assign the purchase price to assets acquired and liabilities assumed. The allocation of the purchase price to assets and liabilities is based upon preliminary estimates of their respective fair values. The Company is compiling data to determine the final allocation of the purchase price, which process will be completed by December 31, 1996. The Company does not presently anticipate material changes in the purchase price allocations.



(b) Adjustment to record the preliminary estimate of ESG retiree benefits liabilities in excess of the market value of related assets at December 31, 1995. The Company is reviewing the actuarial data relative to the ESG retiree benefit plans and based on the results of the review the liability may be adjusted.



(c) Adjustment to reflect a change in the method of recognizing contract revenue from the milestone method applied by ESG to conform with the Company's method of revenue recognition, the cost-to-cost type of percentage of completion, on similar type contracts (adjustment for the year ended December 31, 1995: net sales -- $113 million; operating costs -- $103 million).



(d) Adjustment to amortize goodwill over a 40-year period on a straight-line basis and other purchased intangibles on a straight-line basis over periods ranging from 1 to 10 years, with a combined weighted average life of 33 years which results in amortization for the twelve-month period ended December 31, 1995 of $118 million and amortization for the three-month period ended March 31, 1996 of $21 million.




(e) Adjustment to record interest expense on $3 billion of borrowings incurred in connection with the acquisition of ESG at an average annual effective interest rate of 7%. A change of 1/8% in the assumed annual interest rate on the variable rate debt of approximately $2 billion would change the annual interest expense by approximately $2.5 million.



(f) Adjustment to record the income tax effects of pretax pro forma adjustments.



(g) Northrop Grumman data includes one month of combined operations of Northrop Grumman and ESG. ESG data reflects operations for the two months ended February 29, 1996.




(h) Adjustment to eliminate intercompany sales between ESG and the Company (for the year ended December 31, 1995: net sales -- $101 million; for the three months ended March 31, 1996: net sales -- $12 million).

                                   THE COMPANY

GENERAL

       Northrop Grumman Corporation (the "Company") is an advanced technology aerospace and defense company operating primarily in two business segments: electronics and systems integration and military and commercial aircraft. Within the electronics and systems integration segment, the Company is engaged in the design, development and manufacture of a wide variety of complex electronic products such as airborne radar, surveillance and battle management systems, electronic countermeasures, precision weapons, antisubmarine warfare systems and air traffic control systems. Within the military and commercial aircraft segment, the Company is engaged in the design, development, manufacture and modification of military aircraft and commercial aerostructures. The Company is also engaged in the design, development and manufacture of information systems, marine propulsion and power generation systems and a variety of other products and services. Approximately three-fourths of the Company's revenues in 1996 are expected to be generated from the U.S. Department of Defense (the "DOD"), with the balance provided by contracts with commercial aerospace manufacturers, other U.S. government agencies and various foreign customers.

       On March 1, 1996, the Company completed the acquisition of the Electronic Systems Group of Westinghouse Electric Corporation which is now the Company's Electronic Sensors and Systems Division ("ESSD"). ESSD is a leading supplier of electronics systems for defense, government and commercial applications. This acquisition further enhances the Company's electronics and systems integration capabilities, broadens the Company's product offerings and provides growth opportunities in key defense and commercial markets. See "-- Acquisition of ESG" and "-- Divisions -- Electronic Sensors and Systems Division."

       In 1992 the Company acquired a 49% interest in Vought Aircraft Company ("Vought"), a leading manufacturer of commercial and military aerostructures. In 1994 the Company acquired Grumman Corporation ("Grumman") and the remaining portion of Vought. With Grumman, the Company acquired a premier supplier of electronic surveillance and electronic systems integration products as well as military aircraft.

       The Company has a balance of programs in both the production and development phases. While production programs generally involve less risk and generate greater cash flow than development programs, development programs are essential for future growth opportunities. Based on its backlog and business mix, the Company believes that its cash flow from operations as compared to its investment requirements will result in significant cash flow available for debt reduction, dividends and other uses over the next several years.

       Many of the Company's programs are among the principal programs for the various branches of the U.S. military. The Company is the prime contractor on the B-2 Stealth Bomber, the only strategic bomber currently in production; the principal subcontractor on the F/A-18C/D Hornet, the U.S. Navy's primary strike/attack aircraft, as well as on the next generation F/A-18E/F Super Hornet; the prime contractor on the E-2C Hawkeye, the U.S. Navy's principal early warning, command and control aircraft; the prime contractor for the E-8 Joint STARS aircraft radar system, which will be the primary airborne ground surveillance and battle management system for the U.S. Air Force and Army; the prime contractor on the BAT "Brilliant" self-guided submunition under development for the U.S. Army; the supplier of the APG-68 Fire Control Radar used on the F-16, one of the most widely used fighter aircraft in the world; the supplier of the ARSR-4 Long Range Radar, a three- dimensional air traffic control radar system used by the U.S. Air Force and the U.S. Federal Aviation Administration; and the supplier of the AN/APY-1, 2 surveillance radar which provides real-time, all-altitude and beyond-the-horizon target detection, identification and tracking for the E-3 AWACS surveillance aircraft.

       The Company is also one of the world's leading manufacturers of commercial aerostructures and components. The Company manufactures major portions of the Boeing 747, 757 and 767 jetliners, as well as significant subassemblies and components for other commercial aircraft, including the Boeing 777 jetliner.

       The Company was founded in 1939 and reincorporated in 1985 in Delaware. The Company's executive offices are located at 1840 Century Park East, Los Angeles, California 90067 and its telephone number is (310) 553-6262.

STRATEGY

       The Company intends to strengthen its position as a leader in the aerospace and defense industry by pursuing the following strategies: (i) focusing on segments of defense markets that are growing and where the Company has premier technological capabilities, particularly in electronics and electronics systems integration; and (ii) leveraging its airframe design expertise and manufacturing strengths to remain a key competitor in military aircraft and commercial aerostructures. The Company has been pursuing these strategies since 1992 through both internal initiatives and acquisitions and, as a result, enjoys leading positions in those market segments in which it chooses to compete. The Company's primary objective in pursuit of these strategies is to maximize total return on investment.

       The Company is transforming itself from being primarily an aircraft designer/manufacturer to an electronics and systems integration company with a leading airframe and aerostructures business. In early 1994, the Company significantly expanded its electronics business with the acquisition of Grumman. In March of 1996, the Company acquired ESG, a leading producer of sophisticated electronics for defense, government and commercial applications. As a result of these acquisitions, the Company expects that its electronics and systems integration revenues will approximate nearly 50% of total revenues in 1996 and that this percentage will continue to increase in the future.

       This strategic transformation positions the Company to meet the growing needs of the DOD for more sophisticated electronics and integrated electronics systems. Since the end of the Cold War, the DOD has recognized the necessity of maintaining an effective fighting force with fewer defense dollars, thereby placing a premium on sophisticated systems that provide long-range surveillance, battle management and precision-strike capabilities.
 As military systems have become more complex, integration of the electronic functions of the various platforms, weapons and support systems has become increasingly important. Budget constraints have also encouraged spending on program modifications, upgrades and extensions rather than on new development programs, further increasing demand for sophisticated electronics systems.
As a technological leader in designing, manufacturing and integrating the sophisticated electronics systems that provide long-range surveillance, battle management and precision-strike capabilities, the Company believes that it is well positioned to serve the electronic systems market.

       The Company has also strengthened its military and commercial aircraft segment. In 1992, the Company acquired 49% of Vought and in 1994 acquired Grumman and the remaining 51% of Vought. These acquisitions and the Company's internal initiatives have enabled the Company to establish a leading position in military aircraft and commercial aerostructures. The Company believes that it will maintain this leadership position as a result of its airframe design experience, including stealth technology, as well as its cost-competitive manufacturing capabilities.

ACQUISITION OF ESG


       On March 1, 1996, the Company completed the acquisition of ESG for approximately $2.9 billion in cash (the "Acquisition"). For the year ended December 31, 1995, ESG generated revenue of $2.6 billion. The Acquisition was financed with a combination of bank borrowings and intermediate and long-term notes and debentures. The business of ESG is now operated as the Company's new Electronic Sensors and Systems Division ("ESSD").


       ESSD is a leading supplier of electronic systems for defense, government and commercial applications. It employs nearly 12,000 people worldwide at 15 operating locations, primarily in the United States. ESSD has a diversified portfolio of programs with no single program accounting for more than 10% of revenues in 1995. Approximately one-half of ESSD's 1995 revenues were attributable to radar technology applied to surveillance, fire control, air traffic control and other purposes. ESSD also designs and manufactures other avionics products, electro-optical systems, undersea and marine products and material handling systems.

       The Acquisition represents a substantial step in the Company's continuing transformation from an aircraft designer/manufacturer to an electronics and systems integration company with a leading aircraft and aerostructures business. The Acquisition enables the Company to serve a larger customer base, domestically and internationally, and is expected to provide the opportunity to achieve revenue growth and greater cash flow stability. The Acquisition will also enable the Company to enhance its role on important programs such as E-8 Joint STARS and BAT, and to expand its business into the areas of air traffic control and anti-submarine warfare systems.

DIVISIONS

       The Company is organized into five operating divisions: Military Aircraft Systems Division; Electronic Sensors and Systems Division; Electronics and Systems Integration Division; Commercial Aircraft Division; and Data Systems and Services Division. In addition, the Company's Advanced Technology and Development Center provides product development and technology functions for all of the operating divisions, drawing on technologies and skills in each of the divisions.

MILITARY AIRCRAFT SYSTEMS DIVISION

       The Military Aircraft Systems Division is responsible for the development and manufacture of several types of military aircraft. The Company is the prime contractor for the B-2, a strategic, long-range, large payload bomber with advanced stealth technology that is capable of operating at both high and low altitudes. The B-2 is able to penetrate the most sophisticated air-defenses and is capable of responding more quickly, from greater distances and with more accurate firepower than any other U.S. aircraft.

       The Company is currently under contract to provide 20 operational and one test B-2 aircraft. All 21 aircraft are fully funded. To date, the Company has delivered six test aircraft and 11 of 15 production aircraft. At least five out of the six test aircraft will be refurbished to an operational configuration and delivered to the U.S. Air Force. The Clinton Administration has announced its intent, and the Company has been asked to provide a proposal, to refurbish the remaining test aircraft for subsequent delivery to the U.S. Air Force as an operational vehicle. The U.S. Air Force currently operates a squadron of 10 B-2s at Whiteman Air Force Base in Missouri. In addition, the B-2 program is expected to generate maintenance and support revenues upon completion of production. While the Company continues to seek funding for additional B-2s, there is no assurance that such funding will be available.

       The Company is the prime or principal subcontractor on all of the U.S. Navy's carrier-based fighter, attack and early warning aircraft, including the F/A-18. For more than two decades the Company has been teamed with prime contractor McDonnell Douglas on the F/A-18 program. The F/A-18C/D Hornet is the U.S. Navy's primary strike/attack aircraft and is deployed by the Navy from aircraft carriers and by the Marines from air bases. In total, more than 1,300 F/A-18 Hornets have been delivered to the U.S. and to certain foreign governments. The Company produces approximately 40% of each F/A-18C/D Hornet, including the center and aft fuselage, twin vertical tails and all associated subsystems. The Company is also the principal subcontractor on the U.S. Navy's newest combat aircraft, the F/A-18E/F Super Hornet, which successfully completed its first test flight in November 1995. The F/A-18E/F Super Hornet has greater range and payload, more powerful engines and more advanced avionics and weapon systems than the F/A-18C/D Hornet. The Company will also produce approximately 40% of each F/A-18E/F Super Hornet. The first production deliveries are scheduled to begin in 1999, with initial operating capability expected in 2001.

       Modification and enhancement of existing airborne platforms has become an important part of the military aircraft market. With U.S. and foreign defense planners seeking modern systems at affordable costs, upgrading existing aircraft can be an attractive alternative to the purchase of new aircraft. The Company provides a broad array of aircraft upgrade, modification, overhaul and support services for several operational aircraft, including the F-5, T-38, F-14, C-2 and A-10. The Company is also responsible for remanufacturing Boeing 707 aircraft as the platform for the Company's E-8 Joint STARS program, for structural enhancements of the EA-6B Prowler and for airframe upgrades of the E-2C Hawkeye.

ELECTRONIC SENSORS AND SYSTEMS DIVISION

       The Electronic Sensors and Systems Division ("ESSD") represents the acquired business of ESG. ESSD has a diversified portfolio of programs with no single program accounting for more than 10% of revenues in 1995. Approximately one-half of ESSD's 1995 revenues were attributable to radar technology applied to surveillance, fire control, air traffic control and other purposes. ESSD also designs and manufactures other avionics products, electro-optical systems, underseas and marine products and material handling systems.

       With its state-of-the-art surveillance and imaging technologies, ESSD has gained significant positions on a wide variety of high priority platforms for the DOD and certain foreign governments. ESSD produces radars and electronics for military aircraft and battlespace management systems, including those for the F-16 fighter, Apache Longbow helicopter, B-1B bomber, C-130 transport and E-3 AWACS and E-8 Joint STARS surveillance aircraft.

       ESSD's products are also present on numerous development programs such as the F-22 fighter and the Comanche helicopter. Should budget pressures force the stretch-out of these next generation programs, ESSD is expected to benefit from an increased demand for electronic upgrades and retrofits to existing aircraft. For example, ESSD is currently providing mid-life fire control radar upgrades for the F-16.

       ESSD is also a leading supplier of air traffic control radars to the U.S. Federal Aviation Administration and to countries in Europe, the Middle East, Africa, Asia and South America. ESSD is the prime contractor on the ASR-9 terminal radar system which detects and displays aircraft and weather conditions simultaneously, helping air traffic controllers guide aircraft through traffic-dense regions surrounding airports. The international air traffic control market is expected to increase significantly, due in large part to the growth of international air traffic and infrastructure development in Asia and Eastern Europe. The Company believes that ESSD is well positioned to benefit from this anticipated growth in the international air traffic control market. ESSD also develops electronic countermeasures, tactical communication equipment, space products and underseas and marine technologies, including anti-submarine combat systems, surface ship propulsion and power generation equipment.

       International sales are also an increasingly important component of ESSD's military electronics business. The F-16 radar system, ESSD's longest running program, is installed in the F-16s of 23 countries. In addition to the F-16, many other DOD weapon systems with ESSD subsystems, such as the E-3 AWACS surveillance aircraft and the AH-64 Apache helicopter, have been sold internationally.

ELECTRONICS AND SYSTEMS INTEGRATION DIVISION

       The Electronics and Systems Integration Division manages major electronics systems programs. The Company is the overall systems integrator and prime contractor for the E-8 Joint STARS, the U.S. military's primary airborne radar system which is designed to provide real-time detection, location, classification and tracking of hostile moving and stationary ground targets. The surveillance capabilities of the E-8 Joint STARS will enable it to be a critical part of future battle management systems. The E-8 Joint STARS program is in limited production and funding has been approved for the first six E-8 Joint STARS production aircraft (designated the E-8C). One aircraft has been delivered, a second is expected to be delivered in 1996 and the remaining four aircraft are scheduled to be delivered in 1997 and 1998. The Company believes that U.S. government support for the E-8 Joint STARS program is strong, due in part to successful tests and operational activity of prototype aircraft in combat conditions in the Persian Gulf and Bosnia. The U.S. government has approved the sale of E-8 Joint STARS aircraft to NATO, although no such purchases have been committed to or funded.

       The Company is the prime contractor for the E-2C Hawkeye, the U.S. Navy's principal early warning, command and control aircraft. The E-2C Hawkeye is designed for missions such as air defense, strike control, air traffic control and search and rescue. The U.S. Navy recently received approval for a program of 36 E-2C aircraft, of which seven are under contract for delivery during 1997 and 1998. The Company is also involved with the Navy's upgrade program for existing E-2C aircraft. In response to upgraded threat capabilities, the U.S. Navy continues to plan additional E-2C avionics improvements including data processing and capacity increases, passive detection systems, radar anti-jamming improvements, tactical program updates and jam resistant communication systems.

       The Company is the prime contractor on the BAT "Brilliant" self-guided submunition program under development for the U.S. Army. This weapon may be carried by a variety of air vehicles and is designed to autonomously locate, attack and destroy tanks, armored vehicles and other mobile targets by using acoustic and infrared sensors working in combination with a high speed onboard computer. Prototype manufacture began in 1992, and the BAT is now in a testing phase to verify that the system meets all established requirements.

COMMERCIAL AIRCRAFT DIVISION

       The Commercial Aircraft Division is one of the world's leading suppliers of aerostructures, as well as a major supplier of aircraft components for commercial and military use. The Company manufactures the fuselage and the tail section for the Boeing 747, the tail section for the Boeing 757 and 767, various other components for the Boeing 757, 767 and 777 and major subassemblies (including the tail section) for the McDonnell Douglas C-17 military transport. In April 1995, the Company entered into an agreement with Boeing to continue production of the major sections of the 747, 757 and 767 aircraft into the next century. The Company also produces wings for the new Gulfstream V ("G-V") business jet program and components for other aircraft. The G-V's first flight was in November 1995, and aircraft deliveries to customers are expected to begin in January 1997.

       While the Company's commercial aircraft deliveries declined in 1995 compared to 1994, the three leading jet-airliner manufacturers collectively recorded substantially increased orders for new aircraft in 1995 compared to 1994. Boeing, the Company's largest customer for commercial aerostructures, announced in December 1995 and March 1996, planned increases in production rates for 1996 and 1997 for its 747, 767 and 777 models and a return to current levels of production in the second quarter of 1997 for its 757 model following a reduction in the fourth quarter of 1996. The Boeing labor strike, settled in January 1996, will cause some deliveries scheduled for 1996 to be made in 1997. The Company has made substantial investments in productivity improvements and capital equipment to further improve its competitive position in the growing commercial aerostructure marketplace.

DATA SYSTEMS AND SERVICES DIVISION

       The Data Systems and Services Division provides data processing system services for external customers as well as the Company's various divisions. Included among these services are space station program support services, flight simulator maintenance services and the development of data processing systems for a wide variety of U.S. Government entities and applications. The Division also provides operational and support services to U.S. Air Force bases, an area of potential growth if the U.S. Government increases the outsourcing of maintenance and support activities.

                          DESCRIPTION OF NEW SECURITIES

     The Old Securities were issued and the New Securities will be issued under the Indenture, dated as of October 15, 1994 (the "Indenture"), between the Company and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), a copy of which will be made available to prospective purchasers of the New Securities upon request. Upon the issuance of the New Securities, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of the material provisions of the Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the provisions of the Indenture, including the definitions of certain terms contained therein and those terms made part of the Indenture by reference to the Trust Indenture Act.

GENERAL

     The New Securities will be issued pursuant to the Indenture and will be limited to an aggregate principal amount of $1,000,000,000, consisting of $400,000,000 principal amount of New Notes, $300,000,000 principal amount of New 2016 Debentures and $300,000,000 principal amount of New 2026 Debentures.
 The New Notes, the New 2016 Debentures and the New 2026 Debentures shall constitute the same series of Securities (as defined in the Indenture) as the Old Notes, the Old 2016 Debentures and the Old 2026 Debentures, respectively, under the Indenture and, accordingly, will vote together, respectively, as a single class for purposes of determining whether holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. The New Securities will bear interest from March 1, 1996. Eligible Holders of Old Securities whose Old Securities are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from March 1, 1996 to the date of the issuance of the New Securities. Interest on the New Securities is payable semiannually on each Interest Payment Date, commencing September 1, 1996, accruing from March 1, 1996 (i) with respect to the New Notes, at a rate of 7% per annum, (ii) with respect to the New 2016 Debentures, at a rate of 7 3/4% per annum, and (iii) with respect to the New 2026 Debentures, at a rate of 7 7/8% per annum, to each person in whose name such New Security shall have been registered at the close of business on the each Regular Record Date next preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The New Notes will mature on March 1, 2006, the New 2016 Debentures will mature on March 1, 2016 and the New 2026 Debentures will mature on March 1, 2026. The New Securities will be issued in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

     The Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, and the Indenture provides that debt securities, including the New Securities, may be issued thereunder from time to time in one or more series. The Indenture does not contain any provisions that would limit the ability of the Company to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity. However, the provisions of the Indenture do (i) provide that neither the Company nor any Restricted Subsidiary (as defined) will subject certain of its property or assets to any mortgage or other encumbrance unless the debt securities, including the New Securities, issued under the Indenture are secured equally and ratably with such other indebtedness thereby secured, (ii) contain certain limitations on the entry into certain sale and leaseback arrangements and
(iii) contain certain limitations on the issuance of certain indebtedness by Restricted Subsidiaries. In addition, the Indenture does not contain any provisions which would require the Company to repurchase or redeem or otherwise modify the terms of any of the New Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the New Securities. See "-- Certain Covenants."

SINKING FUND

     The New Securities will not be entitled to the benefit of any sinking fund.

REDEMPTION

     The New Securities may not be redeemed prior to maturity.

BOOK-ENTRY, DELIVERY AND FORM

     Each series of New Securities will be issued in the form of a Global Security (a "Global Security"). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of the Depositary or its nominee. Except as set forth below, each Global Security may be transferred, in whole or in part, only to the Depositary or another nominee of the Depositary. Investors may hold their beneficial interest in a Global Security directly through the Depositary if they are participants in such system or indirectly through organizations which are participants in such system.

     The Depositary has advised the Company as follows: the Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold securities of its participating organizations ("participants") and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representative) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a participant, either directly or indirectly. The Depositary agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     Upon issuance of a Global Security in respect of each series of New Securities, the Depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the New Securities represented by such Global Security to the accounts of participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of the New Securities. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Global Security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer or pledge beneficial interests in Global Securities.

     So long as the Depositary, or its nominee, is the registered holder and owner of a Global Security, the Depositary or such nominee, as the case may be, will be considered the sole owner and holder of such New Securities for all purposes of such New Securities. Except as set forth below, owners of beneficial interests in a Global Security will not be entitled to have such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated New Securities represented by such Global Security in definitive form and will not be considered the owners or holders of New Securities represented by such Global Security. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder of New Securities under such Global Security. The Company understands that under existing industry practice, in the event an owner of a beneficial interest in a Global Security desires to take any action under the Indenture, the Depositary would authorize the participants to take such action and that the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     Payment of principal of and interest on the New Securities represented by Global Securities registered in the name of and held by the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner and holder of the Global Securities. The Company expects that the Depositary or its nominee, upon receipt of any of principal or interest in respect of a Global Security, will credit participants' accounts with payments in amount proportionate to their respective beneficial interest in the principal amount of such Global Security as shown on the records of the Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such

Global Securities held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants. The Company will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Securities for any New Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depositary and its participants or the relationship between such participants and the owners of beneficial interests in the Global Securities owning through such participants.

CERTIFICATED SECURITIES

     The New Securities represented by the Global Securities are exchangeable for certificated New Securities in definitive form of like tenor as such Global Securities in denominations of U.S. $1,000 and integral multiples thereof if
(i) the Depositary notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, (ii) the Company in its discretion at any time determines not to have all of the New Securities represented by the Global Securities or (iii) a default entitling the holders of the New Securities to accelerate the maturity thereof has occurred and is continuing. Any New Security that is exchangeable pursuant to the preceding sentence is exchangeable for certificated New Securities issuable in authorized denominations and registered in such names as the Depositary shall direct. Subject to the foregoing, the Global Securities are not exchangeable, except for a Global Security or Global Securities of the same aggregate denomination to be registered in the name of the Depositary or its nominee.

EVENTS OF DEFAULT

     The following events constitute Events of Default under the Indenture:
(a) failure to pay principal of or any premium on any Security of that series when due, whether at maturity or otherwise; (b) failure to pay any interest on any Security of that series when due, and such failure continues for 30 days;
(c) failure to perform any other covenant or agreement of the Company in the Indenture or in such Security (other than a covenant or agreement included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given by the Trustee, or by the Holders of at least 10% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; and (d) certain events in bankruptcy, insolvency or reorganization. (Section 501)

     If an Event of Default (other than an Event of Default described in clause (d) above) with respect to the Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series by notice as provided in the Indenture may declare the principal amount of the Securities of that series to be due and payable immediately. If an Event of Default described in clause (d) above with respect to the Securities of any series at the time Outstanding shall occur, the principal amount of all the Securities of that series will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. After any such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see
"-- Modification and Waiver."

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Securities of that series. (Section 512)

     No Holder of a Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder, unless (i) such Holder had previously given to the Trustee written notice of a continuing Event of Default with respect to the Securities of that series, (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series have made written request, and such Holder or Holders have offered reasonable indemnity to the Trustee to institute such proceeding as trustee, and (iii) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Security for the enforcement of payment of the principal of or any premium or interest on such Security on or after the applicable due date specified in such Security. (Section 508)

     The Company is required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

CONSOLIDATION, MERGER AND SALE OF ASSETS

     The Company, without the consent of the Holders of any of the Securities under the Indenture, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person, and may permit any Person to merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, PROVIDED (i) that any successor Person must be a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and must assume the Company's obligations on the Securities and under the Indenture,
(ii) that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (iii) that certain other conditions are met. Upon any consolidation or merger into any other Person or any conveyance, transfer or lease of the Company's assets substantially as an entirety to any Person, the successor Person will succeed to, and be substituted for, the Company under the Indenture, and the Company, except in the case of a lease, will be relieved of all obligations and covenants under the Indenture and the Securities to the extent it was the predecessor Person. (Article Eight)

CERTAIN COVENANTS

     LIMITATIONS ON LIENS. The Company covenants in the Indenture that it will not create, incur, assume or guarantee, and will not permit any Restricted Subsidiary to create, incur, assume or guarantee, any indebtedness for borrowed money ("Debt") secured by a mortgage, security interest, pledge, charge or similar encumbrance ("Mortgages") upon any Principal Property of the Company or any Restricted Subsidiary or upon any shares of stock or indebtedness of any Restricted Subsidiary without equally and ratably securing the Securities and other outstanding debt securities issued pursuant to the Indenture. The foregoing restriction, however, does not apply to (a) Mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary; (b) Mortgages on property existing at the time of acquisition of such property by the Company or a Restricted Subsidiary or Mortgages to secure the payment of all or any part of the purchase price of such property upon the acquisition of such property by the Company or any Restricted Subsidiary or to secure any Debt incurred prior to, at the time of, or within 180 days after, the acquisition, completion of construction (including improvements on an existing property) or commencement of full operation of such property for the purpose of financing all or any part of the purchase price thereof, or construction of improvements thereon; (c) Mortgages to secure Debt of a Restricted Subsidiary owed to the Company or another Restricted Subsidiary; (d) Mortgages existing at the date of the Indenture;
(e) Mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease, or other disposition of the properties of a corporation as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary; (f) Mortgages on property of the Company or a Restricted Subsidiary in favor of the United States of America or any State thereof, or any department, agency, instrumentality or political subdivision thereof, to secure any payments, including advance or progress payments, pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Mortgages (including, but not limited to, Mortgages incurred in connection with pollution control bonds, industrial revenue bonds or similar financings); or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a) through (f). (Section 1009)

     Notwithstanding the restrictions outlined in the preceding paragraph, the Company or any Restricted Subsidiary is permitted to create, incur, assume or guarantee any Debt secured by a Mortgage without equally and ratably securing the Securities and the other outstanding debt securities issued pursuant to the Indenture, PROVIDED that after giving effect thereto, the aggregate amount of all debt (other than the Securities and the other outstanding debt securities issued pursuant to the Indenture) so secured by Mortgages (not including Mortgages permitted under clauses (a) through (g) above) does not exceed the greater of $300,000,000 or 10% of Consolidated Net Tangible Assets.
(Section 1009)

     SALE AND LEASEBACK ARRANGEMENTS. The Company covenants in the Indenture that it will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person that provides for the leasing to the Company or any Restricted Subsidiary of Principal Property (other than any such transaction involving a lease for a term of not more than three years or any such transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries) which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person, unless either (a) the Company or such Restricted Subsidiary would be entitled to create, incur, assume or guarantee Debt secured by a Mortgage on such Principal Property at least equal in amount to the Attributable Debt with respect to such arrangement, without equally and ratably securing the Securities and the other outstanding debt securities issued pursuant to the Indenture, pursuant to the limitation in the Indenture on liens, PROVIDED that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions of the second paragraph under "-- Certain Covenants -- Limitations on Liens" above or (b) the Company shall apply an amount equal to the greater of the net proceeds of such sale or the Attributable Debt with respect to such arrangement to the retirement of Debt of the Company or any Restricted Subsidiary that by its terms matures at or is extinguishable or renewable at the option of the obliger to a date more than twelve months after the creation of such Debt. (Section 1010)

     FUNDED DEBT OF RESTRICTED SUBSIDIARIES. The Company covenants in the Indenture that no Restricted Subsidiary may issue, assume or guarantee any Funded Debt unless the aggregate amount of all Funded Debt of all Restricted Subsidiaries (excluding Funded Debt permitted by clauses (i) through (v) below) does not exceed 10% of Consolidated Net Tangible Assets. Such limitation will not apply to (i) any Funded Debt owed to the Company or any other Restricted Subsidiary; (ii) Funded Debt existing on October 15, 1994, and extensions, renewals or replacements thereof; (iii) Funded Debt secured by a Mortgage permitted as described in clauses (a) through (g) under "-- Certain Covenants -- Limitations on Liens" above; (iv) any guaranty by a Restricted Subsidiary of Funded Debt of the Company incurred in connection with the acquisition of such Restricted Subsidiary; and (v) Funded Debt of a corporation outstanding at the time such corporation first becomes a Restricted Subsidiary. (Section 1011)

     DEFINITIONS. The term "Consolidated Net Tangible Assets" shall mean, as of any particular time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities except for (i) notes and loans payable, (ii) current maturities of long-term debt, (iii) current maturities of obligations under capital leases and
(iv) deferred income taxes and (b) all goodwill, tradenames, trademarks, patents, unamortized debt discount and expenses (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent quarterly or annual consolidated balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

     The term "Funded Debt" shall mean any Debt (indebtedness for money borrowed) or guaranty thereof, whether or not secured, maturing by its terms more than one year from the date of its creation, including any Debt or guaranty thereof renewable or extendable at the option of the obligor to a date more than one year from the date of original issuance thereof, but excluding any portion of such Debt or guarantee which is included in current liabilities.

     The term "Restricted Subsidiary" shall mean any subsidiary of the Company except any subsidiary substantially all the assets of which are located, or substantially all of the business of which is carried on, outside of the United States of America, or any subsidiary substantially all of the assets of which consists of stock or other securities of such a subsidiary. (Section 101)


     The term "Principal Property" shall mean any manufacturing plant or manufacturing facility which is (i) owned by the Company or any Restricted Subsidiary and (ii) located within the continental United States of America, except any such plant which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and the Restricted Subsidiaries taken as a whole.

     The term "Attributable Debt" when used in connection with a sale and leaseback transaction referred to above shall mean, at the time of determination, the lesser of (a) the fair value of such property (as determined by the Board of Directors of the Company) or (b) the present value (discounted at the rate implicit in the terms of the relevant lease) of the obligation of the lessee for net rental payments during the remaining term of the lease (including any period for which such lease has been extended).

MODIFICATION AND WAIVER

     Modifications and amendments of the Indenture may be made by the Company and the Trustee under the Indenture, only with the consent of the Holders of a majority in aggregate principal amount of each series of the outstanding Securities issued under the Indenture and affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of each Holder of such Security affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any such Security, (b) reduce the principal amount of, or any premium or interest on, any such Security, (c) reduce the amount of principal of a Security payable upon acceleration of the maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any such Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any such Security, (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults or (h) modify such provisions with respect to modification and waiver. (Section 902)

     The Holders of a majority in principal amount of the Outstanding Securities of any series may waive compliance by the Company with certain restrictive provisions of the Indenture and, if applicable, such Securities. (Section 1008) The Holders of a majority in principal amount of the Outstanding Securities of any series may waive any past default under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture and, if applicable, such Securities which may not be amended without the consent of the Holder of each Outstanding Security of such series affected. (Section 513)

OUTSTANDING SECURITIES

     The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture and, if applicable, such Securities, as of any date, Securities for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased, will not be deemed to be Outstanding. In addition, Securities owned by the Company or any of its Affiliates will not be deemed to be Outstanding. (Section 101)

DEFEASANCE AND COVENANT DEFEASANCE

     The Indenture provides that the Company may elect either (A) to defease and be discharged from any and all its obligations with respect to such Securities and except for the obligations to exchange or register the transfer of such Securities, to replace temporary or mutilated, destroyed, lost or stolen Securities, to maintain an office or agency with respect to the Securities and to hold moneys for payment in trust) ("defeasance") or (B) to be released from its obligations with respect to such Securities concerning restrictive covenants which are subject to covenant defeasance ("covenant defeasance"), and the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) and clause (e) under "-- Events of Default" shall no longer be an Event of Default, in each case, upon deposit with the Trustee (or other qualifying trustee), in trust for such purpose, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and interest on such Securities.

     As a condition to defeasance or covenant defeasance, the Company must deliver to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that Holders of such Securities will not recognize gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. The Company may exercise its defeasance option with respect to such Securities notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its defeasance option, payment of such Securities may not be accelerated by reference to the covenants noted under clause (B) above. In the event the Company omits to comply with its remaining obligations with respect to such Securities under the Indenture after exercising its covenant defeasance option and such Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit in the defeasance trust may be insufficient to pay amounts due on the Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments. (Article Thirteen)


                DESCRIPTION OF OTHER SENIOR DEBT

     In October 1994, the Company issued $350 million of 8.625% notes due 2004 (the "2004 Notes") and $250 million of 9.375% debentures due 2024 (the "2024 Debentures") pursuant to a public offering. The net proceeds of this offering were used to prepay $600 million of indebtedness under the Company's then-existing term loan facility. The 2004 Notes may not be redeemed by the Company prior to maturity. The 2024 Debentures may not be redeemed by the Company prior to October 15, 2004, and thereafter are subject to redemption at the Company's option. There is no provision for a sinking fund for the 2004 Notes or the 2024 Debentures.

     In connection with the closing of the Acquisition, the Company entered into The Second Amended and Restated Credit Agreement with The Chase Manhattan Bank (National Association), Chemical Bank, Bank of America, NT & SA and a syndicate of other banks (collectively, the "Banks") which provides for borrowings of up to $3.8 billion (the "New Bank Credit Facilities") which replaced its prior credit agreement (the "Prior Credit Agreement"). The New Bank Credit Facilities consist of two term loan facilities and a revolving credit facility with aggregate commitments of $500 million, $1.5 billion and $1.8 billion, respectively (each referred to respectively as "Term Loan Facility I", "Term Loan Facility II" and the "Revolving Credit Facility"). Borrowings under the New Bank Credit Facilities along with the net proceeds of the offering of the Old Securities were used to finance the Acquisition and pay related expenses, to refinance outstanding debt under the Prior Credit Agreement and to finance the continuing operations of the Company. Term Loan Facility I will mature two years from the date on which the initial loans are made (the "Credit Facilities Closing Date"). Both Term Loan Facility II and the Revolving Credit Facility will mature six years from the Credit Facilities Closing Date. The New Bank Credit Facilities contain a covenant requiring the Company to issue for cash, prior to the maturity date of Term Loan Facility I, not less than $500 million of subordinated debt or equity. Borrowings under the New Bank Credit Facilities will bear interest, at the option of the Company, at various rates of interest, including a Base Rate Option and a LIBOR Option (equal to the London Interbank Offered Rate), plus in each case an incremental margin based on the Company's leverage ratio and credit rating level. The incremental margin for LIBOR borrowings under Term Loan Facility I and Term Loan Facility II varies from 0.50% to 0.625%, assuming the Company retains an investment grade credit rating. The incremental margin for LIBOR borrowings under the Revolving Credit Facility varies from 0.35% to 0.425%, assuming the Company retains an investment grade credit rating. The New Bank Credit Facilities also provide for a facility fee on the daily aggregate amount of commitments under the Revolving Credit Facility (whether or not utilized). The facility fee is also based on the Company's leverage ratio and credit rating level and varies from 0.15% to 0.20%, assuming the Company retains an investment grade credit rating.


                     CERTAIN FEDERAL TAX CONSIDERATIONS


     The following is a general discussion of the material United States federal income tax consequences applicable to the exchange of Old Securities for New Securities, and the ownership and disposition of New Securities, by United States Holders (as defined below) who exchange Old Securities for New Securities pursuant to the Exchange Offer, as well as the principal United States federal income and estate tax consequences of the ownership of New Securities by Foreign Holders (as defined below) who acquire New Securities pursuant to the Exchange Offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change at any time, possibly with retroactive effect, and to different interpretations.
In particular, the discussion is based in part on certain proposed regulations issued in December 1992 concerning the tax treatment of exchanges and modifications of debt instruments (the "1992 Proposed Regulations"). The 1992 Proposed Regulations are proposed to be effective for modifications made to debt instruments more than 30 days after such regulations are issued as final regulations. Until issued as final (or temporary) regulations, such regulations are not binding on the Internal Revenue Service ("IRS") and could be withdrawn, replaced or modified at any time, possibly with retroactive effect. This discussion does not address the tax consequences to subsequent purchasers of New Securities or to persons who purchased Old Securities from an initial holder at a price other than the face amount of such New Security, and is limited to holders that hold the New Securities as capital assets within the meaning of section 1221 of the Code. This discussion also does not address the tax consequences to nonresident aliens or foreign corporations that are subject to United States federal income tax on a net basis on income realized with respect to a New Security because such income is effectively connected with the conduct of a U.S. trade or business. Such holders are generally taxed in a similar manner to United States Holders; however, certain special rules apply.
Moreover, this discussion does not address all of the tax consequences that may be relevant to particular purchasers in light of their personal circumstances, or to certain types of purchasers (such as certain financial institutions, insurance companies, tax-exempt entities, dealers in securities or persons who have hedged a risk of owning New Securities).


     The following discussion is a general summary only, and expresses the opinion of Sheppard, Mullin, Richter & Hampton LLP, as to material federal income tax consequences to Holders who exchange Old Securities for New Securities pursuant to the Exchange Offer. No ruling or other guidance from the IRS has been or will be sought with respect to any of the matters discussed herein, and there can be no assurance that the IRS will not take a view that would lead to federal income tax consequences that differ from those described herein. The tax treatment applicable to particular Holders may vary depending upon such Holders' particular circumstances. The discussion is for general information only and does not constitute tax advice.


     HOLDERS EXCHANGING OLD SECURITIES FOR NEW SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE EXCHANGE OF OLD SECURITIES FOR NEW SECURITIES AND THE CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF NEW SECURITIES, INCLUDING THE APPLICABILITY OF ANY FEDERAL TAX LAWS OR ANY STATE, LOCAL OR FOREIGN TAX LAWS, AS WELL AS WITH RESPECT TO THE POSSIBLE EFFECTS OF ANY CHANGES (OR PROPOSED CHANGES) IN APPLICABLE TAX LAWS OR INTERPRETATIONS THEREOF.

UNITED STATES FEDERAL INCOME TAXATION OF UNITED STATES HOLDERS

     As used herein, the term "United States Holder" means a holder of an Old Security or a New Security, as appropriate, that is, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (c) an estate or trust the income of which is subject to United States federal income taxation regardless of source.

     EXCHANGE OF OLD SECURITIES FOR NEW SECURITIES

     The exchange by a United States Holder of an Old Security for a New Security will not constitute a taxable exchange of the Old Security if the terms of the New Security (including the interest rate) are identical to the terms of the Old Security. Under the 1992 Proposed Regulations, even if the terms of the New Security were not identical to the terms of the Old Security as a result of the exchange as described under "The Exchange Offer," the exchange of the Old Security for the New Security would not be treated as a taxable exchange, as such change would occur pursuant to the original terms of the Old Security. Accordingly, in the absence of any change in law or the modification or withdrawal of the 1992 Proposed Regulations, the Company intends to take the position that in the circumstances described in the preceding sentence, the exchange of an Old Security for a New Security pursuant to the Exchange Offer will not constitute a taxable exchange of the Old Security.

     Assuming the exchange of an Old Security for a New Security pursuant to the Exchange Offer is not treated as a taxable exchange for federal income tax purposes, the New Security received by a United States Holder would be treated as a continuation of the Old Security in the hands of such holder. As a result, there should be no federal income tax consequences to United States Holders exchanging Old Securities for New Securities pursuant to the Exchange Offer, and a United States Holder should have the same adjusted basis and holding period in the New Securities immediately after the exchange as it had in the Old Securities immediately before the exchange.

     PAYMENT OF INTEREST ON NEW SECURITIES

     Interest paid or payable on a New Security will be taxable to a United States Holder as ordinary interest income, generally as received or accrued, in accordance with such holder's method of accounting for federal income tax purposes.

     SALE, EXCHANGE OR RETIREMENT OF NEW SECURITIES

     Upon the sale, exchange, redemption, retirement at maturity or other disposition of a New Security, a United States Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's adjusted tax basis in the New Security. A United States Holder's adjusted tax basis in a New Security generally will equal the cost to such holder of the Old Security exchanged for such New Security, reduced by any principal payments received by such holder on the New Security.

     Gain or loss recognized on the disposition of a New Security generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the United States Holder's holding period for the New Security (which would include such holder's holding period in the Old Security exchanged therefor) is more than one year.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     "Backup" withholding and information reporting requirements apply to certain payments of principal, premium, if any, and interest on a New Security, and to payments of the proceeds of the sale or redemption of New Securities before maturity, to certain non-corporate United States Holders. The Company, its agent, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold from any payment that is subject to backup withholding a tax equal to 31% of such payment if a United States Holder fails to furnish its taxpayer identification number (social security or employer identification number), to certify that such number is correct, to certify that such holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against such holder's United States federal income tax liability, and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

UNITED STATES TAXATION OF FOREIGN HOLDERS OF NEW SECURITIES

     PAYMENT OF INTEREST ON NEW SECURITIES

     In general, payments of interest received by any holder that is not a United States Holder (a "Foreign Holder") will not be subject to a United States federal withholding tax, provided that (a)(i) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership and (iii) either (x) the beneficial owner of the New Security, under penalties of perjury, provides the Company or its agent with the beneficial owner's name and address and certifies that it is not a United States Holder on IRS Form W-8 (or a suitable substitute form) or (y) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") holds the New Security and certifies to the Company or its agent under penalties of perjury that such a Form W-8 (or a suitable substitute) has been received by it from the beneficial owner or qualifying intermediary and furnishes the Company a copy thereof or (b) the Foreign Holder is entitled to the benefits of an income tax treaty under which the interest on the New Securities is exempt from United States withholding tax and the Foreign Holder or such Holder's agent provides a properly executed IRS Form 1001 claiming the exemption. Payments of interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty).

     SALE, EXCHANGE OR RETIREMENT OF NEW SECURITIES

     A Foreign Holder generally will not be subject to United States federal income tax (and generally no tax will be withheld) with respect to gain realized on the sale, exchange, redemption, retirement at maturity or other disposition of New Securities, unless the Foreign Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met.

     BACKUP WITHHOLDING AND INFORMATION REPORTING

     Under current Treasury regulations, backup withholding and information reporting on IRS Form 1099 do not apply to payments made by the Company or a paying agent to Foreign Holders if the certification described under "United States Taxation of Foreign Holders of New Securities--Payment of Interest on New Securities" is received, provided that the payor does not have actual knowledge that the holder is a United States Holder. If any payments of principal and interest are made to the beneficial owner of a New Security by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, of if the foreign office of a foreign "broker" (as defined in applicable United States Treasury Department regulations) pays the proceeds of the sale of a New Security or a coupon to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to payments by a foreign office of a broker that is a United States person, that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, or that is a "controlled foreign corporation" (generally, a foreign corporation controlled by certain United States shareholders) with respect to the United States, unless the broker has documentary evidence in its records that the holder is a Foreign Holder and certain other conditions are met, or the holder otherwise establishes an exemption. Payment by a United States office of a broker is subject to both backup withholding at a rate of 31% and information reporting unless the holder certifies under penalties of perjury that it is a Foreign Holder, or otherwise establishes an exemption. A Foreign Holder may obtain a refund of, or a credit against such holder's U.S. federal income tax liability for, any amounts withheld under the backup withholding rules, provided the required information is furnished to the IRS.

     In addition, in certain circumstances interest on a New Security owned by a Foreign Holder will be required to be reported annually on IRS Form 1042-S, in which case such form will be filed with the IRS and furnished to the Foreign Holder.

     The foregoing description of the procedures for withholding tax on interest payments and associated backup withholding and information reporting rules are subject to change by future regulations.


     NEW PROPOSED REGULATIONS

     On April 22, 1996, the United States Treasury Department published proposed regulations concerning withholding, backup withholding and information reporting in respect of United States source interest and other portfolio income paid to Foreign Holders. The new proposed regulations would combine most forms (Forms W-8, 1001, 4224, 8709) into a single form (form W-8), unify and clarify certification procedures and reliance standards for withholding agents and intermediaries, and adopt new procedures for Foreign Holders that are partnerships. If adopted, the regulations generally would be effective for payments made after December 31, 1997.


     FEDERAL ESTATE TAXES

     Subject to applicable estate tax treaty provisions, New Securities held at the time of death (or theretofore transferred subject to certain retained rights or powers) by an individual who at the time of death is a Foreign Holder will not be included in such holder's gross estate for United States federal estate tax purposes provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.


                              PLAN OF DISTRIBUTION

     Each broker-dealer that holds Old Securities that were acquired for its own account as a result of market making or other trading (other than Old Securities acquired directly from the Company), may exchange Old Securities for New Securities in the Exchange Offer. However, any such broker-dealer may be deemed to be an "underwriter" within the meaning of such term under the Securities Act and must, therefore, acknowledge that it will deliver a prospectus in connection with any resale of New Securities received in the Exchange Offer. This prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this Prospectus, as it may be amended or supplemented from time to time. The Company has agreed to make this Prospectus, as amended or supplemented, available to any broker-dealer who receives New Securities in the Exchange Offer for use in connection with any such sale promptly upon request. The Company will not receive any proceeds from any sales of New Securities by broker-dealers. Any resale of

New Securities by broker-dealers may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions from any such broker-dealer and/or the purchasers of any such New Securities. Any broker-dealer that resells New Securities that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Securities may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. Pursuant to the Registration Rights Agreement, the Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify Eligible Holders (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.


                                     EXPERTS

    The consolidated financial statements of the Company as of December 31, 1995, 1994, 1993, 1992 and 1991, and for each of the five years in the period ended December 31, 1995 incorporated by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The combined financial statements of Electronic Systems (a unit of Westinghouse Electric Corporation) incorporated in this Prospectus by reference to the Current Report on Form 8-K of the Company dated March 18, 1996 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     The validity of the New Securities offered hereby will be passed upon for the Company by Sheppard, Mullin, Richter & Hampton LLP, Los Angeles, California.

      All tendered Old Securities, executed Letters of Transmittal and other related documents should be directed to the Exchange Agent. Questions and requests for assistance and requests for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be addressed to the Exchange Agent as follows:

                      BY HAND, REGISTERED OR CERTIFIED MAIL
                              OR OVERNIGHT CARRIER:

                            The Chase Manhattan Bank
                             (National Association)
                            Institutional Trust Group
                            Chase MetroTech Center
                            3rd Floor
                            Brooklyn, New York  11245

                                  BY FACSIMILE:

                                 (718) 242-5885

                                  BY TELEPHONE:

                                 (718) 242-7287

     (Originals of all documents submitted by facsimile should be sent promptly by hand, overnight courier, or registered or certified mail)

     No dealer, salesperson or other person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by the Initial Purchasers. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                        Offer to Exchange All Outstanding

                                7% Notes Due 2006
                   ($400,000,000 principal amount outstanding)
                              For 7% Notes Due 2006

                           7 3/4% Debentures Due 2016
                   ($300,000,000 principal amount outstanding)
                         For 7 3/4% Debentures Due 2016

                           7 7/8% Debentures Due 2026
                   ($300,000,000 principal amount outstanding)
                         For 7 7/8% Debentures Due 2026



                                NORTHROP GRUMMAN

                                   CORPORATION



                           ___________________________

                               P R O S P E C T U S
                           ___________________________





                              ______________, 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law (the "Act"), and
Article V of the Company's Bylaws relate to the indemnification of the Company's directors and officers, among others, in a variety of circumstances against liabilities arising in connection with the performance of their duties.

     The Act permits indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in or not opposed to the best interests of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful) against (i) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding (other than an action by or in the right of the Company) arising out of a position with the Company (or with some other entity at the Company's request) and (ii) expenses (including attorneys' fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action or suit by or in the right of the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

     The Act requires indemnification for expenses to the extent that a director or officer is successful on the merits in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (i) and (ii) above be made only on a determination by a majority vote of a quorum of the Board of Directors who were not parties or threatened to be made parties to the action, suit or proceeding, or, if a quorum cannot be obtained, (a) by independent legal counsel, or (b) by the shareholders. In certain circumstances, the Act further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of a written undertaking by or on behalf of the director or officer to repay such amounts if it shall ultimately be determined that they are not entitled to indemnification.

     Indemnification under the Act is not exclusive of other rights to indemnification to which a person may be entitled under the Company's Certificate of Incorporation, Bylaws, or a contractual agreement. The Act permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company whether or not such liabilities would be within the foregoing indemnification provisions.

BYLAWS

     Under the Company's Bylaws, the Company is required to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company, a "derivative action") and any appeal thereof by reason of the fact that such person is, was or agreed to become a director or officer of the Company, against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent allowed under Delaware or other applicable state law. The Company shall indemnify an indemnitee in connection with a suit brought by such indemnitee only if the proceeding was authorized by the Company or is instituted to enforce the indemnification rights herein above mentioned. The Company may pay the expenses (including attorney's fees) incurred by any officer, director, employee or agent who is interviewed, subpoenaed or deposed as a witness, or otherwise incurs expenses, in connection with any action or proceeding, if it is determined that such payments will benefit the Company.

     The Company's Bylaws provide that the Company shall pay for the expenses incurred by an indemnified director or officer in defending the proceedings specified above, in advance of their final disposition, provided that the person furnishes the Company with an undertaking to reimburse the Company if it is ultimately determined that such person is not entitled to indemnification. The Company may provide indemnification at the discretion of the Board of Directors and on such terms and under such conditions as the Board shall deem appropriate to any person who is or was serving as an employee or agent. In addition, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company (or is serving or was serving at the request of an executive officer the Company in such a position at a related entity) against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's Bylaws.

     The Company has entered into an agreement with each of its directors and certain of its officers indemnifying them to the fullest extent permitted by the foregoing. The Company has also purchased director and officer liability insurance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits

     3-1 Certificate of Incorporation, as amended (incorporated by reference to Form S-3 Registration Statement filed August 18, 1994)*

     3-2  Bylaws, as amended (incorporated by reference to Form S-3 Registration
          Statement filed August 18, 1994)*

     4-1  Registration Rights Agreement dated as of March 1, 1996 among the
          Registrant, CS First Boston Corporation, J.P. Morgan Securities, Inc.,
          Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon
          Brothers Inc.*

     4-2 Indenture dated as of October 15, 1994 (incorporated by reference to Form 8-K filed October 25, 1994)*

     4-3 Form of Officers' Certificate (without exhibits) establishing the terms of the New Notes, the New 2016 Debentures and the New 2026
          Debentures*

     4-4  Form of New Note*

     4-5  Form of New 2016 Debenture*

     4-6  Form of New 2026 Debenture*

     4-7  Form of Letter of Transmittal

     5-1  Opinion of Sheppard, Mullin, Richter & Hampton LLP

     12-1 Computation of Ratio of Earnings to Fixed Charges

     23-1 Consent of Deloitte & Touche LLP, independent auditors

     23-2 Consent of Price Waterhouse LLP, independent accountants*

     23-3 Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
          Exhibit 5-1)

     24-1 Power of Attorney*

     25-1 Form T-1 Statement of Eligibility and Qualification of The Chase
          Manhattan Bank (National Association) as trustee*

     (b)  Not Applicable

     (c)  Not Applicable

* Previously filed.

ITEM 22.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

               Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b) or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California on May 22, 1996.


                          NORTHROP GRUMMAN CORPORATION



                          By: /s/ NELSON F. GIBBS*
                              -----------------------------------------
                              Nelson F. Gibbs, Corporate Vice President
                              and Controller


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




NAME                                      TITLE                                          DATE
- ----                                      -----                                          ----

  /s/ KENT KRESA*
- -------------------------               Chairman of the Board,                         May 22, 1996
    Kent Kresa                          President and Chief Executive
                                        Officer and Director
                                        (Principal Executive Officer)

/s/ RICHARD B. WAUGH, JR.*
- --------------------------              Corporate Vice President                       May 22, 1996
  Richard B. Waugh, Jr.                 and Chief Financial Officer


 /s/ NELSON F. GIBBS*
- --------------------------              Corporate Vice President                       May 22, 1996
    Nelson F. Gibbs                     and Controller (Principal
                                        Accounting Officer)

 /s/ JACK R. BORSTING*
- -------------------------               Director                                       May 22, 1996
    Jack R. Borsting

 /s/ JOHN T. CHAIN, JR.*
- --------------------------              Director                                       May 22, 1996
    John T. Chain, Jr.

  /s/ JACK EDWARDS*
- --------------------------              Director                                       May 22, 1996
    Jack Edwards

 /s/ PHILLIP FROST*
- --------------------------              Director                                       May 22, 1996
    Phillip Frost

 /s/ AULANA L. PETERS*
- ---------------------------             Director                                       May 22, 1996
    Aulana L. Peters


 /s/ JOHN E. ROBSON*
- ---------------------------             Director                                       May 22, 1996
    John E. Robson

/s/ RICHARD M. ROSENBERG*
- ---------------------------             Director                                       May 22, 1996
  Richard M. Rosenberg


- --------------------------              Director
    Brent Scowcroft

/s/ JOHN BROOKS SLAUGHTER*
- --------------------------              Director                                       May 22, 1996
   John Brooks Slaughter

 /s/ WALLACE C. SOLBERG*
- --------------------------              Director                                       May 22, 1996
    Wallace C. Solberg

/s/ RICHARD J. STEGEMEIER*
- --------------------------              Director                                       May 22, 1996
  Richard J. Stegemeier



*By:   /s/ JAMES C. JOHNSON
       --------------------------
       James C. Johnson
       Attorney-in-Fact**



** By authority of power of attorney filed with this registration statement.

                                  EXHIBIT INDEX



EXHIBIT
NUMBER                               DESCRIPTION                                                 PAGE
- ------                               -----------                                                 ----
4-7            Form of Letter of Transmittal

5-1            Opinion of Sheppard, Mullin, Richter & Hampton LLP

12-1           Computation of Ratio of Earnings to Fixed Charges

23-1           Consent of Deloitte & Touche LLP, independent auditors

23-3           Consent of Sheppard, Mullin, Richter & Hampton LLP (included in
               Exhibit 5.1)